Exhibit 10.1
AMERICAN-BLEND CIGARETTE MANUFACTURING AGREEMENT
EXECUTION COPY
     This American-blend Cigarette Manufacturing Agreement (the “Agreement”) is made and entered into as of this 26th day of May, 2010 (the “Execution Date”), by and between R. J. REYNOLDS TOBACCO COMPANY, a North Carolina corporation (hereinafter, “RJRTC”), and BATUS JAPAN, INC., a Delaware corporation (hereinafter, “BATUS Japan”). RJRTC and BATUS Japan shall be referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, RJRTC and BATUS Japan entered into the Original Agreement (as defined below) on July 30, 2004. The Original Agreement (together with all protocols, guidelines and understandings entered into in connection with the Original Agreement) has now been terminated in its entirety with effect from midnight on December 31, 2009 (save where any such protocols, guidelines and understandings are expressly stated in this Agreement to survive termination of the Original Agreement).
     WHEREAS, BATUS Japan or its Affiliates (as defined below) have the right to distribute, market and sell certain Cigarettes (as defined below) and other tobacco products in the Territory (as defined below);
     WHEREAS, BATUS Japan wishes to engage RJRTC to manufacture American-blend Cigarettes which will be sold in Japan;
     WHEREAS, RJRTC has facilities for, and expertise relating to, the manufacture of American-blend Cigarettes and other tobacco products; and,
     WHEREAS, RJRTC is willing to manufacture American-blend Cigarettes for BATUS Japan in the United States pursuant to the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, RJRTC and BATUS Japan agree as follows:
SECTION 1
DEFINITIONS
     For purposes of this Agreement, the following terms shall mean:
1.1 “AAA” has the meaning set forth in Sub-Section 7.6(b).

1.2 “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
1.3 “Agreement” has the meaning set forth in the Preamble above and shall also include any and all Schedules attached hereto, as may be amended from time to time by mutual written agreement of the Parties.
1.4 “Antiboycott Laws” means laws and regulations of the U.S.A. that prohibit participation or cooperation with, agreements to cooperate with and, in some cases, the provision of information in support of, any international boycott not sanctioned by the U.S.A., such as the Arab League boycott of Israel, and including but not limited to Section 999 of the U.S.A. Internal Revenue Code of 1986, and guidelines issued thereunder, and the U.S.A. Export Administration Regulations, 15 C.F.R. Part 760.
1.5 “B.A.T.” means British American Tobacco p.l.c., BATUS Japan’s indirect parent corporation.
1.6 “B.A.T. Group” means B.A.T. and its Affiliates.
1.7 “B.A.T. Group’s Five Largest Countries” means the five (5) countries in which the B.A.T. Group has the highest Cigarette production volume for the twelve (12) month period ending on May 31, 2013 and, for the purposes of this definition, for any country with multiple factories, the Cigarette production volumes of those factories shall be aggregated so as to provide a single country total.
1.8 “BATUS Japan Indemnified Party” has the meaning set forth in Sub-Section 6.9(a).
1.9 “BCA” means the Business Combination Agreement, dated as of October 27, 2003, between R.J. Reynolds Tobacco Holdings, Inc and Brown & Williamson Tobacco Corporation.
1.10 “Bill of Materials” means, for any SKU, a price list of Tobacco Materials and Non-Tobacco Components in detail sufficient to allow BATUS Japan to exercise its rights under this Agreement.
1.11 “Capsule Cigarette” means a Cigarette possessing filter elements that incorporate capsules individually positioned at pre-determined locations within the filter element. As an example, a Capsule Cigarette is a Cigarette possessing a filter element that can have one or more segments, and at least one of those segments possesses one or more crushable capsules capable of releasing encapsulated flavoring agents.
1.12 “Carton” means a container that contains Cigarette Packages and associated materials including, but not limited to, inserts and onserts (e.g., ten (10) packages of twenty (20) Cigarettes each).

1.13 “Case” means a shipping container that contains Cartons (e.g., a container which contains fifty (50) cartons).
1.14 “Cigarette” means: (a) any roll of tobacco wrapped in paper or in any substance not containing tobacco or (b) any roll of tobacco wrapped in any substance containing tobacco which, because of its appearance, the type of tobacco used in the filler, or its packaging or labeling, is likely to be offered to, or purchased by consumers, as a cigarette described in the foregoing clause (a).
1.15 “Cigarette Package” means the smallest container for Cigarettes that, when filled with Cigarettes and sealed, is intended for distribution and sale (e.g., packs of twenty (20) Cigarettes).
1.16 “Confidential Information” means: (a) information or data (whether of a technical or business nature), including, but not limited to, that relating to research, development, know-how, inventions, Trade Secrets, engineering, manufacturing, proposals and business plans, marketing plans and matters, financial matters and arrangements, personnel matters, sales, suppliers or customers; or (b) proprietary information or data of either Party hereto or of a third Person with whom such Party has an obligation of confidence (including all such information owned by any Affiliate of either Party), whether created by a Party individually or through the efforts contemplated by this Agreement; or (c) any other information or data, not publicly known, of either Party hereto or of a third Person with whom such Party has an obligation of confidence (including all such information owned by any Affiliate of either Party); whether any of the foregoing set forth in clauses (a)-(c) above is observed or in oral, written, graphic or electronic form, and whether or not marked or otherwise identified as “confidential.”
1.17 “Contract Year” means each successive period during the Term of this Agreement running from January 1st through December 31st.
1.18 “Damages” has the meaning set forth in Sub-Section 6.8(a).
1.19 “Delivery Grace Period” has the meaning set forth in Sub-Section 2.17(c).
1.20 “Dispute” has the meaning set forth in Sub-Section 7.6.
1.21 “Effective Date” means January 1, 2010.
1.22 “Execution Date” is the date set forth in the Preamble above.
1.23 “Export License” means any license, permit, or other authorization issued by a Governmental Authority, including but not limited to OFAC (as defined below), permitting the manufacture, export and/or sale of the Products hereunder.
1.24 “Extension Criteria” has the meaning set forth in Sub-Section 4.4(b).

1.25 “Extension Period” has the meaning set forth in Sub-Section 4.4(c).
1.26 “Extension Response Notice” has the meaning set forth in Sub-Section 4.4(b).
1.27 “Foreign Corrupt Practices Act” means 15 U.S.C. §§ 78dd-1, et seq. and any and all amendments thereto.
1.28 “Governance Agreement” means the Governance Agreement, dated as of July 30, 2004, among B.A.T., Brown & Williamson Tobacco Corporation and RAI.
1.29 “Governmental Authority” means any of the following: (a) the government of the U.S.A. or any other foreign country; (b) the government of any state, province, county, municipality, city, town, or district of the U.S.A. or any foreign country, or any multi-country district; and (c) any ministry, agency, department, authority, commission, administration, court, magistrate, tribunal, arbitrator, instrumentality, or political subdivision of, or within the geographical jurisdiction of, any government described in the foregoing clauses (a) and (b).
1.30 “Guidelines on Capital Expenditure” means the guidelines set out in Appendix 1 to Schedule “E”.
1.31 “Guidelines on Inventory” means the guidelines set out in Appendix 9 to Schedule “E”.
1.32 “INCOTERMS” means the terms for the international transportation of goods published by the International Chamber of Commerce, as in effect from time to time during the Term of this Agreement.
1.33 “Incumbent Board” has the meaning set forth in Sub-Section 4.2(d)(iii).
1.34 “Intellectual Property” means information, concepts, ideas, discoveries, inventions (whether conceived or reduced to practice, and whether or not patentable), Specifications, requirements, samples of prototypical Cigarettes and Cigarette components, data, codes and programs, graphics, designs, prints, sketches, drawings and photographs, developments, processes and methods, know-how, Trade Secrets, patent applications, patents, other intellectual property of any type (including copyrights, trademarks, and service marks), and enhancements, derivatives, and improvements thereof.
1.35 “Manufacturing Costs” means the weighted (by production volume) average manufacturing cost of Cigarettes of factories in the B.A.T. Group’s Five Largest Countries (which, for the avoidance of doubt: (a) excludes the cost of raw materials; (b) includes labor costs; and (c) relates to all Cigarettes manufactured in factories in B.A.T. Group’s Five Largest Countries, not just the Cigarettes manufactured pursuant to this Agreement), as reported in the books and records of the B.A.T. Group, and using the B.A.T. Group’s standards, for the twelve (12) month period ending on May, 31 2013.

1.36 “Manufacturing Costs Notice” has the meaning set forth in Sub-Section 4.4(b).
1.37 “Migration Period for Non-Key Brands” has the meaning set forth in Sub-Section 2.2(A)(b)(i).
1.38 “Nanotek Cigarette” means a king size, superslim Cigarette identified as a “Nano” style.
1.39 “Non-Key Brands” means the following Cigarette brand families: CAPRI, CARLTON, LUCKY STRIKE, PALL MALL, DUNHILL and JOHN PLAYER SPECIAL.
1.40 “Non-Tobacco Component” means a material that is used in combination with any Tobacco Material for the manufacture of Cigarettes, including tobacco rod wrapping materials, filter materials and components, plug wrapping materials, tipping materials, inks, flavor and casing components, and Packaging.
1.41 “OFAC” means the United States Department of the Treasury, Office of Foreign Assets Control, or any successor agency, department or unit of the federal government of the U.S.A. with regulatory authority over export/re-export transactions subject to U.S.A. jurisdiction.
1.42 “On Time/In Full” is the performance metric used in certain circumstances to measure RJRTC’s performance under this Agreement. On Time/In Full delivery performance is measured at the Purchase Order SKU order line level by week. To be credited for On Time/In Full delivery of a specific Purchase Order SKU order line level by week, RJRTC must: (a) deliver one hundred percent (100%) of the SKU volume ordered; (b) on the firm delivery date established pursuant to the mechanisms provided in Sub-Section 2.16 of this Agreement for the particular Purchase Order SKU order line; (c) at the railroad railhead or, if delivery by ship is required by BATUS Japan in the applicable Purchase Order, at the ship’s rail at the U.S.A. port of exit or, if air freight delivery is required by BATUS Japan in the applicable Purchase Order, at the fuselage of the aircraft; and (d) with all export and shipping documentation fully and properly completed. For purposes of Sub-Sections 1.42(b) and (c) above, should RJRTC cause a specific Purchase Order SKU order line volume level by week to arrive in the Territory not later than the date on which such SKU volume would have arrived in the Territory if delivered to the railroad railhead or, if shipment was required by BATUS Japan in the applicable Purchase Order, at the ship’s rail at the U.S.A. port of exit by RJRTC on the firm delivery date established pursuant to the mechanisms provided in Sub-Section 2.16, then such Purchase Order SKU order line volume by week shall be deemed delivered on time.
1.43 “On Time/In Full Delivery Percentage” means the percentage of RJRTC’s On Time/In Full deliveries over the time period stated in Sub-Section 2.17(d)(iv) measured as follows: [(total number of Purchase Order SKU order lines issued by week during the measurement period by BATUS Japan and accepted by RJRTC) minus (number of total

Purchase Order SKU order lines not delivered by RJRTC On Time/In Full)] divided by (total number of Purchase Order SKU order lines issued by week during the measurement period by BATUS Japan and accepted by RJRTC) times one hundred (100). Stated formulaically:

Total number of Purchase Order SKU order lines issued by week during the measurement period by BATUS Japan and accepted by RJRTC (-) Number of total Purchase Order SKU order lines not delivered On Time/In Full
x 100 = On Time/In Full Delivery Percentage

Total number of Purchase Order SKU order lines issued by week during the measurement period by BATUS Japan and accepted by RJRTC
By way of illustration, if over the applicable measurement period orders for 1,500 total Purchase Order SKU order lines were issued by BATUS Japan and accepted by RJRTC, and RJRTC has On Time/In Full delivery of 1,450 of such total Purchase Order SKU order lines, RJRTC’s On Time/In Full Delivery Percentage for the measurement period would be as follows:

1,500 (-) 50	x 100 = 96.6%
1,500
1.44 “Original Agreement” has the meaning set forth in Sub-Section 2.2(b).
1.45 “Outside the Jurisdiction of the U.S.A.” means all places other than the U.S.A.
1.46 “Packaging” means materials that are used to contain Cigarettes (or containers enclosing Cigarettes) for the purpose of distribution and sale to customers, including component materials referred to as foil, innerframes, closures, Cigarette boxes, labels, films, tear tapes, optional pack inserts and onserts, cartons and cases, including all graphics, holographics and printed matter on such materials.
1.47 “Person” means any firm, corporation, partnership, limited liability company, joint venture, trust, unincorporated association or organization, business, enterprise or other entity, any individual and any Governmental Authority. For purposes of Sub-Section 4.2(d), any formal or informal group of the foregoing shall constitute a Person.
1.48 “PPI” means the Producer Price Index for Stage of Processing – Finished Goods, as compiled by the United States Bureau of Labor Statistics (1982 = 100). If the Bureau of Labor Statistics substantially revises the manner in which the PPI is determined, an adjustment shall be made in the revised index that will produce results equivalent, as nearly as possible, to those that would be obtained if the PPI had not been so revised. If the 1982 average is no longer used as an index of one hundred (100), or if the PPI is no longer available, then the Parties shall substitute a mutually acceptable comparable index, based on changes in the cost of production measured at the finished goods level published by an agency of the federal government of the U.S.A.
1.49 “Principal Party in Interest” means the Person in the U.S.A. listed as such on Shipper’s Export Declarations or Automated Export System records (and as defined in the U.S.A. Export Administration Regulations (15 C.F.R. Part 730 et seq.) and the U.S.A. Foreign Trade Statistics Regulations (15 C.F.R. Part 30)) as the Person that receives the primary benefit, monetary or otherwise, of the transaction associated with such export shipment.
1.50 “Product” or “Products” means American-blend Cigarettes manufactured for BATUS Japan (or its Affiliates) pursuant to this Agreement which are intended to be distributed or sold in the Territory.
1.51 “Product Base Prices” means the price for each SKU (per one thousand (1,000) Cigarettes) chargeable by RJRTC for Products subject to Purchase Orders issued by BATUS Japan between the Effective Date and the end of Contract Year 2010. The Product Base Prices (per one thousand (1,000) Cigarettes) are listed on the attached Schedule “F”. The Product Base Prices are calculated by adding (or subtracting) all of the costing elements identified on Schedule “F”.
1.52 “Prohibited Countries” means countries subject to Trade Restrictions (as defined below) and for which no Governmental Authority licenses or authorizations permitting manufacture or export of Products are obtained. For the purposes of this Agreement, Prohibited Countries shall not include Restricted Countries.
1.53 “Purchase Order” means a purchase order issued by BATUS Japan on its behalf (or on behalf of its Affiliate, RFEBV) to RJRTC containing the following information about an order for Products pursuant to this Agreement: (a) identity of Products by SKU, with each SKU ordered entered on a separate order line; (b) quantity of Products by SKU; (c) delivery instructions and required delivery date(s) for the Products at the railroad railhead or, if delivery by ship is required by BATUS Japan in the applicable Purchase Order, at the ship’s rail at the U.S.A. port of exit or, if air freight delivery is required by BATUS Japan in the applicable Purchase Order, at the fuselage of the aircraft (with each Purchase Order typically providing for multiple deliveries of Product by SKU at scheduled intervals); (d) shipping instructions to the Territory; (e) consignee identification; (f) contact personnel; (g) Case mark requirements; (h) matters including “bill to” and “sold to” (which may be BATUS Japan or RFEBV); and (i) such other requirements as BATUS Japan may specify or RJRTC may reasonably require.
1.54 “RAI” means Reynolds American Inc., RJRTC’s indirect parent corporation.
1.55 “RAI Voting Power” has the meaning set forth in Sub-Section 4.2(d)(ii).

1.56 “Receiving Party” has the meaning set forth in Sub-Section 5.1.
1.57 “Restricted Countries” means those countries in the Territory that from time to time are subject to Trade Restrictions and for which Products are manufactured for export under this Agreement by RJRTC pursuant to licenses or other authorizations duly issued and in effect by the applicable Governmental Authority whether within or outside the U.S.A, including but not limited to OFAC, and to which the additional provisions of Schedule “B” shall apply. These additional provisions shall prevail only to the extent that they are inconsistent with the other provisions of this Agreement.
1.58 “Restricted Parties” means Persons who have been denied export privileges or who are otherwise restricted under the U.S.A. Export Administration Regulations or with respect to whom transactions, including but not limited to export and financial transactions, are restricted, pursuant to applicable Trade Restrictions (as defined below) in force from time to time.
1.59 “RFEBV” means BATUS Japan’s Affiliate, Rothmans Far East, B.V.
1.60 “RJRTC Indemnified Party” has the meaning set forth in Sub-Section 6.8(a).
1.61 “SKU” means a stock keeping unit designation referring to a particular Cigarette brand style.
1.62 “Specifications” means specifications and standards set by BATUS Japan and pursuant to which RJRTC is manufacturing and packaging Products for BATUS Japan as of the Execution Date, as contained in whichever medium such specifications and standards may be held for each SKU, and as they may be amended from time to time in accordance with this Agreement.
1.63 “Surplus Equipment” means such surplus equipment owned by RJRTC which is used by RJRTC in relation to the manufacture and/or packaging of Products.
1.64 “Term” means the period in which this Agreement is in effect, in accordance with Section 4.
1.65 “Termination Migration Period” has the meaning set forth in Sub-Section 4.2A(a).
1.66 “Territory” means Japan, the political jurisdiction outside the U.S.A. where BATUS Japan and RFEBV distribute and sell the Products and any other jurisdictions that the Parties may mutually agree upon in writing from time to time. The Territory subject to this Agreement is listed on the attached Schedule “A”, as may be amended from time to time by mutual written agreement of the Parties.

1.67 “Tobacco Material” means any type or form of tobacco, including tobacco in whole leaf, strip, stem or blended cut filler form, reconstituted tobacco, and including tobacco by-products, and tobacco in any type of processed form, whether or not in blended form.
1.68 “Trademark” means any trademark: (a) that at any time is used on or in connection with a Product and (b) that is owned, licensed or controlled by BATUS Japan or an Affiliate of BATUS Japan.
1.69 “Trade Restrictions” mean restrictions on trade and dealings with certain countries, Persons or entities, including but not limited to restrictions on exports, imports, sales, and supplies of products, transshipments, and financial transactions imposed pursuant to export controls, trade sanctions and other trade and investment regulations of the U.S.A. and/or any other Governmental Authority outside the U.S.A. in force from time to time.
1.70 “Trade Secret” means information and data, including, without limitation, Specifications, that: (a) derive independent economic value, actual or potential, from not being generally known to the public or other Persons who can obtain economic value from their disclosure and use and (b) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.
1.71 “TSRA” means the U.S.A. Trade Sanctions Reform and Export Enhancement Act of 2000 (Title IX of Pub. L. 106-387).
1.72 “TTB” means The Alcohol & Tobacco Tax and Trade Bureau, an agency of the U.S.A. Department of the Treasury.
1.73 “U.S.A.” means the fifty (50) States of the U.S.A., including offshore areas within their jurisdiction pursuant to Section 3 of the Submerged Lands Act (43 U.S.C. § 1311), the District of Columbia, Puerto Rico, and all territories, dependencies, and possessions of the U.S.A., including foreign trade zones established pursuant to 19 U.S.C. §§ 81A-81U, and also including the outer continental shelf, as defined in Section 2(a) of the Outer Continental Shelf Lands Act (43 U.S.C. § 1331(a)).
1.74 “Workout Period” has the meanings set forth in Sub-Sections 2.17(d)(i), (ii) and (iii).
1.75 Other Terms shall have the defined meanings stated elsewhere in this Agreement.

SECTION 2
RESPONSIBILITIES OF THE PARTIES
2.1 Appointment of RJRTC for Manufacture. Commencing on the Effective Date and until such time that this Agreement is terminated or expires pursuant to its terms and provisions, BATUS Japan hereby appoints RJRTC to be BATUS Japan’s exclusive manufacturer of all of BATUS Japan’s requirements for American-blend Cigarettes intended to be distributed and sold in the Territory, except: (a) any Cigarettes bearing the brand names CARTIER, VOGUE, DUNHILL or STATE EXPRESS 555, regardless of blend (except, in relation to DUNHILL only, for any SKU which bears the DUNHILL name and which was manufactured by RJRTC for BATUS Japan immediately prior to the Execution Date); (b) any Nanotek Cigarettes bearing the brand name KENT, regardless of blend and (c) from such time as RJRTC ceases to be the manufacturer of Cigarettes bearing each particular Non-Key Brand name in accordance with Sub-Section 2.2A, any Cigarettes bearing such Non-Key Brand names. All waivers previously granted by RJRTC to BATUS Japan providing for the manufacture of Nanotek Cigarettes bearing the brand name KENT in other than RJRTC facilities and remaining in force as of the Execution Date shall become permanent, as of the Execution Date. All waivers previously granted by RJRTC to BATUS Japan providing for the manufacture of Nanotek Cigarettes bearing the brand name KOOL in other than RJRTC facilities and remaining in force as of the Execution Date shall remain in force on their existing terms and conditions.
2.2 RJRTC’s Manufacture of Product.
     (a) Provision of Products and place of manufacture.
          RJRTC shall provide the Products to BATUS Japan, subject to and in accordance with the terms and conditions of this Agreement. RJRTC shall manufacture Products in the U.S.A. at its facilities in North Carolina and shall not transfer production of Products subject to this Agreement to any other facility without BATUS Japan’s prior written consent.
     (b) Products manufactured between Effective Date and Execution Date.
          The Parties acknowledge and agree that American-blend Cigarettes manufactured by RJRTC for BATUS Japan (or its Affiliates) between the Effective Date and the Execution Date pursuant to the Contract Manufacturing Agreement, dated as of July 30, 2004, by and between RJRTC and BATUS Japan (the “Original Agreement”), shall be deemed to be “Products” manufactured pursuant to this Agreement, as such term is defined in Sub-Section 1.50. For the avoidance of doubt, a purchase order issued by BATUS Japan (or its Affiliates) to RJRTC pursuant to the Original Agreement relating to American-blend Cigarettes manufactured between the Effective Date and the Execution Date shall be deemed to be a “Purchase Order” issued pursuant to this Agreement as such term is defined in Sub-Section 1.53. The price reconciliation referred to in Sub-Section

3.1(a) shall apply to Products manufactured pursuant to Purchase Orders issued by BATUS Japan between the Effective Date and the Execution Date.
2.2A Transfer of manufacturing arrangements for Non-Key Brands.
     (a) Transfer of manufacturing arrangements by May 31, 2011.
          (i) All waivers previously granted by RJRTC to BATUS Japan providing for the manufacture of Cigarettes bearing the Non-Key Brand names in other than RJRTC facilities and remaining in force as of the Execution Date shall become permanent, as of the Execution Date.
          (ii) No later than May 31, 2011 the manufacturing of Cigarettes bearing the Non-Key Brand names shall be transferred from RJRTC to such facilities and such Persons as BATUS Japan may specify in accordance with this Sub-Section 2.2A.
     (b) Migration period.
          (i) Commencing on the Execution Date the Parties shall work together in good faith to transfer the manufacturing arrangements in accordance with Sub-Section 2.2A(a)(ii) (the period commencing on the Execution Date and ending on the date on which RJRTC ceases to be the manufacturer of Cigarettes bearing the Non-Key Brand names being the “Migration Period for Non-Key Brands”). During the Migration Period for Non-Key Brands: (a) as soon as reasonably practicable, BATUS Japan shall submit to RJRTC a draft migration plan to assist in the orderly transfer of the relevant manufacturing arrangements, which the Parties shall discuss and seek to agree as soon as reasonably practicable thereafter; (b) RJRTC shall provide to BATUS Japan all reasonable assistance and co-operation to transfer production including enabling BATUS Japan to carry out consumer product and other relevant tests; and (c) by no later than July 31, 2010, RJRTC shall provide to BATUS Japan all blend recipes, Bills of Materials and Specifications and will identify other Intellectual Property relating to the Non-Key Brand families. Until RJRTC ceases to be the manufacturer of Cigarettes bearing a particular Non-Key Brand name (it being understood that RJRTC may cease to be the manufacturer of Cigarettes bearing the different Non-Key Brand names at different times) BATUS Japan shall continue to order Products in the relevant Non-Key Brand family exclusively from RJRTC, but shall be allowed to have test Products in that Non-Key Brand family manufactured by alternative sources for purposes of qualifying such alternative manufacturers.
          (ii) Once RJRTC ceases to be the manufacturer of Cigarettes bearing a particular Non-Key Brand name BATUS Japan may have any and all Product SKUs in the relevant Non-Key Brand family manufactured by any other Person, and RJRTC’s exclusive manufacturing rights stated in Sub-Section 2.1 with respect to any Cigarettes bearing such Non-Key Brand name will terminate. Except to the extent terminated earlier under the prior sentence, RJRTC’s exclusive manufacturing rights stated in Sub-

Section 2.1 will terminate with respect to all Cigarettes bearing Non-Key Brand names on May 31, 2011.
     (c) Application of Section 4.3.
          Upon RJRTC ceasing to be the manufacturer of Cigarettes bearing each Non-Key Brand name in accordance with Sub-Section 2.2A the provisions of Sub-Section 4.3 shall apply to that Non-Key Brand.
     (d) Surplus Equipment.
          Upon RJRTC ceasing to be the manufacturer of Cigarettes bearing a Non-Key Brand name in accordance with Sub-Section 2.2A, the Parties shall discuss in good faith the possible acquisition by BATUS Japan, on such terms as the Parties may agree, of any Surplus Equipment used in relation to the manufacturing and/or packaging of Cigarettes bearing such Non-Key Brand name. Prior to RJRTC ceasing to be the manufacturer of Cigarettes bearing each Non-Key Brand name, RJRTC shall provide BATUS Japan with details of all Surplus Equipment used in relation to the manufacturing and/or packaging of Cigarettes bearing the relevant Non-Key Brand name.
     (e) Costs.
          For the avoidance of doubt, except as provided in Sub-Sections 2.2A(d) and 4.3(b)and except for unavoidable costs incurred by RJRTC in relation to writing off inventory of raw materials used exclusively in the manufacture and/or packaging of Cigarettes bearing the Non-Key Brand names, RJRTC shall not be entitled to charge BATUS Japan any fees or seek any costs from BATUS Japan in relation to the transfer of manufacturing arrangements contemplated by this Section 2.2A, as long as the manufacturing of Cigarettes bearing the Non-Key Brand names has been transferred from RJRTC by May 31, 2011 (as contemplated by Sub-Section 2.2A) If such manufacturing arrangements have not been transferred by May 31, 2011 and RJRTC has fulfilled its transition obligations (as contained in this Sub-Section 2.2A), BATUS Japan shall be responsible for any additional costs incurred by RJRTC which result from the failure to transfer such manufacturing arrangements by May 31, 2011 (subject to RJRTC taking all commercially reasonable steps to mitigate any such additional costs).
2.3 Specifications.
     (a) Original.
          RJRTC is in possession of the Specifications for all Products to be produced by RJRTC for BATUS Japan pursuant to this Agreement as of the Execution Date.

     (b) Specification Changes Proposed by BATUS Japan.
          (i) In accordance with the procedures stated below in clauses (ii) through (iv), RJRTC shall comply with BATUS Japan’s reasonable instructions in meeting any new Specifications (RJRTC’s costs of evaluating and implementing any such changes shall be borne by BATUS Japan, subject to BATUS Japan’s prior written approval of the budget for expenditure of such costs, which approval shall not be unreasonably withheld). If such budgets include required capital expenditures which RJRTC requests BATUS Japan to fund, a separate mutually acceptable agreement, to be in accordance with the Guidelines on Capital Expenditure, will be negotiated between the Parties.
          (ii) The Parties shall conduct trials, as appropriate, in order to evaluate the effect of changes in Specifications upon Products, Product pricing and RJRTC’s manufacturing environments (the costs associated with such trials shall be borne by BATUS Japan, subject to BATUS Japan’s prior written approval of the budget for expenditure of such costs, which approval shall not be unreasonably withheld).
          (iii) BATUS Japan shall provide written approval for changed Specifications of all Products upon completion of activities, including those set forth in the foregoing clauses (i) and (ii). BATUS Japan shall not be responsible for accepting any quantity of Products for which BATUS Japan has not provided such final approval, unless BATUS Japan has otherwise agreed in writing.
          (iv) RJRTC shall accept and acknowledge all changed Specifications for which BATUS Japan has provided final approval and provided to RJRTC, provided that RJRTC has determined that it can meet those Specifications.
     (c) Specification Changes Proposed by RJRTC.
          (i) RJRTC shall inform BATUS Japan of changes in RJRTC’s manufacturing operations proposed at any time during the Term which are anticipated to have an effect upon or require modifications to Specifications or an effect upon RJRTC’s ability to produce the projected volumes of Products anticipated to be ordered by BATUS Japan (RJRTC’s costs of evaluating and implementing any such changes shall be borne by RJRTC, subject to RJRTC’s prior written approval of the budget for expenditure of such costs, which approval shall not be unreasonably withheld). RJRTC shall provide sufficient advance notice of such proposed changes in manufacturing operations so as to allow BATUS Japan commercially reasonable time to evaluate and test the effects of the associated Specification changes on the Products and the Products’ consumer acceptability in the Territory.
          (ii) The Parties shall conduct trials, as appropriate, in order to evaluate the effect of the foregoing changes in Specifications upon Products, Product pricing and RJRTC’s manufacturing environments and the Products’ consumer acceptability in the Territory (the costs associated with such trials shall be borne by RJRTC, including the costs of sampling and consumer testing as determined necessary by BATUS Japan in the Territory, subject to RJRTC’s prior written approval of the budget for expenditure of such costs, which approval shall not be unreasonably withheld). The trial, sampling and consumer testing methodology will be determined by mutual agreement of the Parties in accordance with BATUS Japan’s standard Consumer Product Testing Protocols attached hereto as Schedule “C.”
          (iii) BATUS Japan shall provide written approval for changed Specifications of all Products upon completion of activities, including those set forth in the foregoing clauses (i) and (ii). BATUS Japan shall not be responsible for accepting any quantity of Products for which BATUS Japan has not provided such final approval, unless BATUS Japan has otherwise agreed in writing.
          (iv) RJRTC shall accept and acknowledge all changed Specifications for which BATUS Japan has provided final approval and provided to RJRTC.
          (v) The Parties acknowledge that, in order to meet its obligations under this Agreement, RJRTC will, from time to time, carry out Specification maintenance activities to ensure that actual Product data remains in conformity with Specifications. RJRTC shall notify BATUS Japan in advance of any such maintenance activities; however, the foregoing clauses (i) to (iv) and Sub-Section 2.3(d) shall not apply to any such maintenance activities.
     (d) Changes to Product pricing following agreed Specification changes.
          (i) The following provisions of this Sub-Section 2.3(d) shall apply irrespective of whether a Specification change is proposed by BATUS Japan (in accordance with Sub-Section 2.3(b)) or RJRTC (in accordance with Sub-Section 2.3(c)).
          (ii) Any mutually agreed Specification changes shall result in an increase or decrease, as the case may be, to the then applicable Product Base Price (as determined in accordance with Sub-Sections 3.1(a) and 3.1(b)) for the relevant SKU(s) in accordance with the following: (a) in relation to the relevant SKU(s), for each changing Non-Tobacco Component or change in respect of Tobacco Materials, RJRTC shall provide to BATUS Japan details of its incremental cost or benefit per one thousand (1,000) Cigarettes based on the most recent Bill of Materials applying pre-Specification change and a pro-forma Bill of Materials incorporating the Specification change(s); (b) RJRTC shall also provide to BATUS Japan details of any incremental labor cost or benefit per one thousand (1,000) Cigarettes; (c) to enable BATUS Japan to validate the incremental cost or benefit per one thousand (1,000) Cigarettes of the relevant SKU(s), on request by BATUS Japan, RJRTC shall promptly provide BATUS Japan with a then current priced Bill of Materials together with other information that BATUS Japan may reasonably request for the relevant SKU(s); (d) validated and agreed incremental costs or benefits shall increase or decrease, as the case may be, the then applicable Product Base Price (as determined in accordance with Sub-Sections 3.1(a) and 3.1(b)) for the relevant SKU(s); and (e) subsequent changes to Specifications of a SKU which has already been the subject of a Specification change under this Sub-Section 2.3 will be treated as a new and separate Specification change.
          (iii) The Parties acknowledge that the Product Base Prices established in Schedule “F” do not reflect or incorporate any pricing changes resulting from Specification changes proposed, agreed or implemented since the Effective Date and any such proposed, agreed or implemented Specification changes are subject to the provisions of this Sub-Section 2.3 (to the extent that the matters within such provisions have not already been complied with).
2.4 Contact Personnel. Promptly after the Execution Date, each Party shall designate primary contact individuals for purposes of this Agreement. Those individuals shall have responsibility for communicating and receiving information regarding all matters that are relevant pursuant to the Parties’ relationship with one another in accordance with this Agreement. Each Party shall promptly notify the other upon the occurrence of a change in the identity of any contact individual of that Party.
2.5 Monthly Video Conferences; Periodic Meetings. Representatives of RJRTC and BATUS Japan shall conduct monthly video conferences to discuss with one another the Products, quality control procedures, and any other matters relating to the Parties’ activities involving the supply of Products to BATUS Japan by RJRTC. All issues identified by either Party during such conferences shall be immediately evaluated, addressed and remedied as soon as commercially reasonable. Further, BATUS Japan and RJRTC shall arrange for other periodic meetings at mutually agreeable times as needed to facilitate each Party’s continued performance under the Agreement.
2.6 Visits at Facilities and Inspection. Representatives of BATUS Japan may, upon reasonable notice and at times reasonably acceptable to RJRTC, visit RJRTC’s facilities at which the Products are manufactured. BATUS Japan shall bear its own expenses with regard to any such visits, unless otherwise agreed upon in writing by the Parties. If requested by BATUS Japan, RJRTC shall cause appropriate individuals working on the activities relating to this Agreement to be available for meetings at the location of the facilities where such individuals are employed at times reasonably convenient to each Party. BATUS Japan’s inspection rights shall include the inspection of the inventory of Products maintained by RJRTC, RJRTC’s manufacturing facilities and processes relating to the Products, RJRTC’s quality control procedures relating to the Products, and all materials used in the manufacturing and packaging of the Products.
Further, if requested by BATUS Japan at any time during the Term, BATUS Japan shall have the right to station not more than four (4) employees of BATUS Japan or any of its Affiliates on site at the facilities at which RJRTC manufactures the Products subject to this Agreement. These employees, when escorted by RJRTC personnel, shall be allowed to observe the production of Products and shall function as intermediaries between BATUS Japan and RJRTC to facilitate the timely production, inventory management, quality and shipment of Products subject to Purchase Orders issued by BATUS Japan under this Agreement. RJRTC shall provide these employees offices from which to operate, telephone, computer, fax and copier services, and shall provide access to all facility common areas including parking spaces, restroom facilities, meeting rooms and cafeteria facilities. BATUS Japan shall reimburse RJRTC for the costs of telephone, computer, fax and copier services actually used by BATUS Japan’s personnel.
BATUS Japan shall be responsible for ensuring that its representatives abide by all of RJRTC’s rules and regulations with regard to safety, security, personnel matters, computer use and computer network use while at RJRTC’s facilities. BATUS Japan shall inform its representatives that have access to RJRTC’s premises of their obligations under this Agreement and shall require its representatives to enter into a confidentiality agreement with RJRTC in a form to be mutually agreed by the Parties. BATUS Japan shall be responsible for ensuring that all of its visitors to RJRTC’s facilities are received and logged through RJRTC’s reception area, in accordance with RJRTC’s usual practice. BATUS Japan shall also be responsible for ensuring that its representatives and visitors refrain from actions and conduct that materially interfere with RJRTC’s business and operations and shall instruct its representatives and visitors not to conduct unauthorized activities on RJRTC’s facilities.
2.7 Revised Forecast. Promptly after the Execution Date, BATUS Japan shall provide RJRTC with a revised forecast (by SKU) that provides a projection for volumes for the various Products that BATUS Japan may require RJRTC to manufacture and supply during the period immediately following the Execution Date through the end of Contract Year 2011.
2.8 Subsequent Annual Forecasts. Beginning with Contract Year 2012, and for each successive Contract Year, BATUS Japan shall provide RJRTC with a forecast (by SKU) that provides a projection for volumes for the various Products that BATUS Japan may require RJRTC to provide during each successive Contract Year. A preliminary forecast for each successive Contract Year shall be provided to RJRTC at least by July 1st and a confirmed forecast shall be provided by October 1st of each preceding Contract Year. Any and all forecasts supplied are non-binding and will be supplied for purposes including general planning of capacities and inventories.
2.9 Periodic Forecasts. Promptly after providing its revised forecast in accordance with Sub-Section 2.7, BATUS Japan shall begin providing RJRTC on a monthly basis rolling eighteen (18) month forecasts (by SKU) that provide projections for volumes of the various Products for which BATUS Japan expects to place Purchase Orders during the period covered by such periodic forecasts. Any and all forecasts supplied are non-binding and will be supplied for purposes including general planning of capacities and inventories.
2.10 Purchase/Supply of Materials.
     (a) Subject to Sub-Sections 2.10(b) and 4.4(e), RJRTC shall use raw materials (including, but not limited to, Tobacco Materials, Non-Tobacco Components, and Packaging materials) that are obtained from sources and suppliers selected by RJRTC, which sources and suppliers must be approved by BATUS Japan, such approval not to be withheld, conditioned or delayed unless BATUS Japan can reasonably demonstrate that RJRTC’s selected source(s) or supplier(s) do not at the time of selection meet the applicable Specifications. Unless otherwise agreed upon in writing, RJRTC shall be solely responsible for ordering, receiving, storing, maintaining, using, paying for (including the payment of all import duties, fees and internal revenue taxes, if applicable) and disposing of all raw materials.
     (b) BATUS Japan may from time to time (a) direct RJRTC to purchase particular raw materials (including but not limited to, Tobacco Materials, Non-Tobacco Components, and Packaging materials) from specific sources and/or suppliers, including BATUS Japan or any of its Affiliates (in which case, for the avoidance of doubt, RJRTC shall remain solely responsible for ordering, receiving, storing, maintaining, using, paying for (including the payment of all import duties, fees and internal revenue taxes, if applicable) and disposing of any such raw materials) or (b) supply particular raw materials to RJRTC, and, save where RJRTC can demonstrate that purchasing the relevant raw materials from the specified source and/or supplier or receiving them from BATUS Japan would be contrary to any relevant law or regulation or would adversely affect it as a result of any contractual arrangement RJRTC may already have in place with other suppliers, RJRTC shall purchase the relevant raw materials from the source and/or supplier specified by BATUS Japan or receive them from BATUS Japan (as the case may be). A change of source or supplier in accordance with the above shall be treated as a Specification change proposed by BATUS Japan and the provisions of Sub-Sections 2.3(b) and (d) shall apply (including in relation to resultant pricing changes to reflect any lower raw material costs and/or any change in labor costs due to machinability of the raw materials). To assist BATUS Japan source raw materials on more advantageous trade terms, on request by BATUS Japan, RJRTC shall promptly provide BATUS Japan a then current priced Bill of Materials for the particular Product(s) in question.
2.11 Inventory. The Parties shall communicate in order to ensure that RJRTC possesses an inventory of raw materials sufficient to promptly fill Purchase Orders that BATUS Japan may place. The Parties shall communicate such that each Party possesses knowledge regarding the level of inventory of Products that RJRTC possesses. The Parties shall follow the Guidelines on Inventory in relation to the levels of inventory for all required raw materials that RJRTC will be responsible for having on hand to fulfill BATUS Japan’s forecasted Purchase Orders.
2.12 Sharing of Information. The Parties shall cooperate with one another (and relevant third Persons) in order to ensure that each Party is provided with relevant information regarding the physical and chemical properties (including toxicological information) of raw materials, equipment, process conditions, processes or treatment conditions that RJRTC may employ when producing Products for BATUS Japan. If requested by BATUS Japan, RJRTC shall provide samples of raw materials, at the times and in the amounts requested, to BATUS Japan or an Affiliate designee for testing and evaluation. Any change to raw material, type of equipment (routine/preventive maintenance and ordinary wear and tear excepted), processes, process conditions, or treatment conditions that RJRTC may employ when producing Products for BATUS Japan must be approved by BATUS Japan prior to implementation of the change by RJRTC.
2.13 Cigarette Packaging, Carton and Case Markings.
     (a) Markings. Every Cigarette Package, Carton and Case produced by RJRTC for BATUS Japan shall bear such markings as required by: (i) the applicable laws and regulations of the U.S.A. for exported Products; (ii) the applicable laws and regulations of the relevant Territory; and (iii) the Specifications.
     (b) Limitations. Except as set forth in Sub-Section 2.13(a) or otherwise agreed between the Parties in writing, RJRTC shall not be obligated to produce (and BATUS Japan shall not be obligated to accept as conforming) Products with markings on the Packaging, Carton or Case identifying RJRTC or an Affiliate of RJRTC as the manufacturing source of the Products.
2.14 Revenue Stamps. [Intentionally Left Blank].
2.15 Purchase Orders and Production Schedules. BATUS Japan shall place with RJRTC from time to time such Purchase Orders for Products that BATUS Japan (or RFEBV) desires to order. Unless an alternative schedule is determined necessary by BATUS Japan, BATUS Japan will place one (1) Purchase Order per week which will contain a binding order (by SKU) for a future one (1) week period, and non-binding forecasted orders for the succeeding eight (8) week period. Each Purchase Order will designate delivery dates for Products ordered by SKU. BATUS Japan shall provide (or reference) to RJRTC the Specifications for each of the Products ordered pursuant to a Purchase Order. RJRTC shall schedule production of Products based on forecasts provided by BATUS Japan and Purchase Orders placed by BATUS Japan. Each Purchase Order which requires normal ocean freight shipment shall contain instructions for each delivery that specify mode of transport to the Territory and a requested delivery date of the Products at the railroad railhead or, if delivery by ship is required by BATUS Japan in the applicable Purchase Order, at the ship’s rail at the U.S.A. port of exit that shall not typically be less than fourteen (14) calendar days from RJRTC’s receipt of the Purchase Order.
Purchase Orders which require delivery by air freight shipment may contain requested delivery dates at the fuselage of the aircraft that are typically not less than fourteen (14) calendar days from RJRTC’s receipt of the applicable Purchase Order.
The Parties acknowledge that there may be occasions when a weekly Purchase Order materially deviates from forecasted orders and, as a result, RJRTC is required to make adjustments to its production schedule in order to meet the requested delivery date. In such circumstances RJRTC shall be entitled to quantify the cost impact on it production schedule and RJRTC and BATUS Japan will work together in good faith to mitigate any such impact. Subject to the foregoing obligation to mitigate, RJRTC shall be entitled to reimbursement for any incremental cost impact.
2.16 Production Activities. RJRTC shall acknowledge receipt of each Purchase Order within three (3) business days of RJRTC’s receipt of such Purchase Order. RJRTC shall promptly inform BATUS Japan of RJRTC’s schedule for production and delivery of ordered Products at the railroad railhead or, if delivery by ship is required by BATUS Japan in the applicable Purchase Order, at the ship’s rail at the U.S.A. port of exit or, if air freight delivery is required by BATUS Japan in the applicable Purchase Order, at the fuselage of the aircraft. If RJRTC determines that it cannot fill any portion of the Purchase Order by the requested delivery date(s), BATUS Japan shall be notified in writing within three (3) business days of RJRTC’s receipt of the Purchase Order. RJRTC’s notice shall include a proposed alternative delivery date(s) for the Products (or any portion thereof) subject to the Purchase Order. In such cases, the Parties will negotiate a revised delivery date(s) agreeable to both Parties and shall confirm such final agreed delivery date(s) in writing. If an alternative delivery date(s) acceptable to BATUS Japan cannot be agreed using normal transport as defined in Sub-Section 2.17(a), RJRTC will be obligated to fill the Purchase Order (or the applicable portion of the Purchase Order) on a date that is acceptable to BATUS Japan pursuant to the air freight remedy specified in Sub-Section 2.17(c). If no notice is given by RJRTC in accordance with this Sub-Section 2.16, the original delivery date(s) stated in the Purchase Order shall become a firm delivery date(s) by which RJRTC must deliver the Products subject to the Purchase Order at the railroad railhead or, if delivery by ship is required by BATUS Japan in the applicable Purchase Order, at the ship’s rail at the U.S.A. port of exit or, if air freight delivery is required by BATUS Japan in the applicable Purchase Order, at the fuselage of the aircraft. RJRTC shall produce and deliver to BATUS Japan the amount of ordered Products within the time period set forth in the applicable Purchase Order (unless modified as stated above), and such Products shall meet BATUS Japan’s Specifications.
Notwithstanding the foregoing of this Sub-Section 2.16, RJRTC shall have the right to accept or reject, in whole or in part, any Purchase Order placed by BATUS Japan, in the event that: (a) the Purchase Order would require RJRTC to possess materials in inventory for production of Products in excess of the inventory levels specified in the Guidelines on Inventory and RJRTC does not otherwise possess inventory levels sufficient to fulfill the Purchase Order (RJRTC’s right of rejection shall apply only to the extent that such inventory levels are unavailable and the remainder of the Purchase Order shall be filled); (b) RJRTC is not prepared to manufacture Product due to a change in Specifications by BATUS Japan, if such changes have not been previously agreed to by the Parties, (c) the production of Product would be, in RJRTC’s good faith belief based on credible evidence, in violation of the law of a relevant Governmental Authority, or (d) a Force Majeure event, as defined in Sub-Section 7.4, has occurred.

2.17 Delivery and Shipment; Remedies for Failure to Deliver by Agreed Delivery Dates.
     (a) Shipping Instructions. Following the manufacture of Products, and subject to obtaining all required Export Licenses in accordance with Schedule “B” (if any), RJRTC shall effect delivery of all Products at the railroad railhead or, if delivery by ship is required by BATUS Japan in the applicable Purchase Order, at the ship’s rail at the U.S.A. port of exit or, if air freight delivery is required by BATUS Japan in the applicable Purchase Order, at the fuselage of the aircraft, by the delivery date(s) required in BATUS Japan’s Purchase Orders or the agreed firm delivery date(s) (if modified pursuant to Sub-Section 2.16). RJRTC shall ship Products on a first in/first out basis as determined by the date of manufacture and deliver Products in the manner prescribed in any instructions that BATUS Japan furnishes; provided, that all Products must be shipped using shipping terms that require RJRTC to control the Products until delivered to a location Outside the Jurisdiction of the U.S.A.; and for avoidance of doubt, risk of loss to Products shall pass to BATUS Japan once the Products pass Outside the Jurisdiction of the U.S.A.. With respect to all shipping, export and other documents prepared by or for third Persons, INCOTERMS 2000 shipping terms may be used to the extent required (e.g., FOB named vessel at U.S.A. port of shipment). As between the Parties, use of such INCOTERMS 2000 shipping terms shall not alter the express provisions of this Agreement. Products shall be shipped by reputable commercial common carriers selected and contracted by RJRTC (with the prior agreement of BATUS Japan) for shipping the Products Outside the Jurisdiction of the U.S.A. RJRTC shall arrange for shipment and delivery through its freight forwarder and prepare all necessary shipping documentation relating to the Products, contact BATUS Japan for routing instructions, and be responsible for arranging loading. Such shipping documentation shall comply with all U.S.A. legal requirements, as well as the legal requirements of the country of destination (including requirements relating to inspections and certificates of origin). RJRTC shall be listed as shipper of the Products on corresponding export bills of lading, as well as the Principal Party in Interest for export declaration reporting purposes. BATUS Japan will assist RJRTC in obtaining copies of all documents evidencing proof of export of Products within sixty (60) calendar days of the passage of risk of loss. If BATUS Japan is unable to provide such proof of export, BATUS Japan will reimburse RJRTC for any excise taxes assessed by a Governmental Authority and paid by RJRTC as a result of such transactions. RJRTC will provide documentary evidence of such payment and will assist BATUS Japan in any effort made to contest the assessment of such excise taxes.
     (b) Transport. RJRTC shall be responsible for proper packing of the Products for shipment in accordance with BATUS Japan’s directions. Such packing shall be adequate for normal transport conditions for export so as to prevent damage and/or deterioration of Products prior to reaching their ultimate destination. BATUS Japan shall pay all costs (including insurance costs) relating to the ocean shipment or air freight shipment (if requested by BATUS Japan in the applicable Purchase Order) of the Products. Shipping charges and associated insurance costs for freight from the railroad railhead or the ship’s rail at the U.S.A. port of exit to the port of export and ocean freight or air freight shipping charges and associated insurance costs shall be paid by BATUS Japan.
     (c) Air Freight Remedy for Failure to Deliver Products Meeting the Applicable Specifications Within the Delivery Grace Period. In accordance with the procedures stated in Sub-Section 2.16, final agreed firm delivery dates for Products at the railroad railhead (or, if delivery by ship is required by BATUS Japan in the applicable Purchase Order, at the ship’s rail at the U.S.A. port of exit or, if air freight delivery is required by BATUS Japan in the applicable Purchase Order, at the fuselage of the aircraft) shall be established for Products supplied under each Purchase Order issued by BATUS Japan. Absent delays caused by BATUS Japan’s failure to fulfill its obligations under this Agreement or an intervening Force Majeure event as defined in Sub-Section 7.4, RJRTC shall be responsible for delivery of Products meeting the applicable Specifications by the final agreed firm delivery dates. Should RJRTC be unable to deliver some or all of the Products by any such firm delivery date, RJRTC must remedy its delay so as to deliver those Products at the railroad railhead or ship’s rail at the U.S.A. port of exit by the next subsequently scheduled delivery date (the “Delivery Grace Period”). If RJRTC cannot meet its delivery requirements within the Delivery Grace Period, RJRTC shall be required to arrange for air freight shipment of those Products to BATUS Japan. In such circumstances, BATUS Japan shall be responsible for payment of only such shipping and insurance costs as would have been incurred had RJRTC been able to deliver the Products by the agreed firm delivery date using normal ocean freight shipment. RJRTC shall be responsible for payment of the difference between those costs and the air freight shipping and insurance costs actually incurred.
     (d) Material Breach of Contract for Failure to Deliver Products Meeting the Applicable Specifications by the Agreed Delivery Dates.
          (i) Termination of RJRTC’s Exclusive Manufacturing Rights With Respect to Specific Product SKU’s.
               (1) [Intentionally Left Blank].
               (2) BATUS Japan shall be entitled (but not required) to terminate RJRTC’s exclusive manufacturing rights with respect to any particular Product SKU(s) for cause without allowing the cure period provided for other material breaches of contract as provided in Sub-Section 4.2(c)(iv) if during any twelve (12) month period: (A) RJRTC fails to deliver any particular Product SKU(s) meeting the applicable Specifications within the Delivery Grace Period with respect to two (2) deliveries of such Product SKU(s); and (B) as a result of RJRTC’s failure, pursuant to the remedies available under Sub-Section 3.4, BATUS Japan rejects and RJRTC is required to replace both of such Product SKU deliveries.
               (3) General Conditions for Partial Termination Under Sub-Section 2.17(d)(i). After any such partial termination becomes effective under this Sub-Section 2.17(d)(i) BATUS Japan may have the affected Product SKU(s) manufactured by any other Person, free from RJRTC’s exclusive manufacturing rights stated in Sub-Section 2.1.
BATUS Japan must invoke its partial termination rights under this  Sub-Section 2.17(d)(i) by written notice to RJRTC within ten (10) business days of the accrual of such right or such right of partial termination shall be waived with respect to the applicable material breach. If BATUS Japan invokes its partial termination rights, after notice of partial termination is given, termination of RJRTC’s exclusive manufacturing rights with respect to the affected SKU(s) shall become effective not less than three (3) months, nor more than twelve (12) months, from the date of BATUS Japan’s notice as designated by BATUS Japan in such notice (the “Workout Period”). During such Workout Period, BATUS Japan shall continue to order the affected SKU(s) exclusively from RJRTC, but shall be allowed to have test Products manufactured by alternative sources for purposes of qualifying such alternative manufacturers. If the right of partial termination is waived by BATUS Japan, the applicable twelve (12) month assessment period shall restart and run anew from the day such waiver becomes effective as if no previous breaches had occurred with respect to such Product SKU for purposes of this Sub-Section 2.17(d)(i).
Upon the effective date of any partial termination under this Sub-Section 2.17(d)(i), RJRTC shall honor and fulfill any then-outstanding Purchase Orders for the terminated SKU(s). Further, RJRTC shall prepare and provide to BATUS Japan an accounting of its inventories of finished Products and unique Non-Tobacco Components relating to the terminated SKU(s). BATUS Japan shall be required to purchase a portion of such finished Products equating to a thirty (30) calendar days’ inventory based on BATUS Japan’s most recent monthly periodic forecast provided under Sub-Section 2.9. BATUS Japan shall also purchase RJRTC’s inventory of such unique Non-Tobacco Components up to the agreed inventory levels established under Sub-Section 2.11.
          (ii) Termination of RJRTC’s Exclusive Manufacturing Rights With Respect to All Product SKUs in a Cigarette Brand Family for Persistent Failure to Meet Specifications. Notwithstanding any other remedy available to BATUS Japan under this Agreement, BATUS Japan shall be entitled (but not required) to terminate RJRTC’s exclusive manufacturing rights with respect to all Product SKUs in a particular Cigarette brand family for cause without allowing the cure period provided for other material breaches of contract as provided in Sub-Section 4.2(c)(iv) if: (1) it is finally determined that RJRTC has delivered any particular Product SKU within such Cigarette brand family that does not meet the required Specifications; (2) during the twelve (12) month period following the determination of the Parties as to such breach, twenty-five percent (25%) or more of the total volume of the affected Product SKU manufactured by RJRTC under this Agreement failed to meet the required Specifications; and (3) as a result of RJRTC’s failure, pursuant to the remedies available under Sub-Section 3.4, BATUS Japan rejects and RJRTC is required to replace the volume of the affected Product which failed to meet the required Specifications.

After the effective date of such partial termination BATUS Japan may have any and all Product SKUs in that Cigarette brand family manufactured by any other Person, free from RJRTC’s exclusive manufacturing rights stated in Sub-Section 2.1.
BATUS Japan must invoke its partial termination rights under this Sub-Section 2.17(d)(ii) by written notice to RJRTC within thirty (30) calendar days of the accrual of such right or such right of partial termination shall be waived with respect to the applicable material breach. Further, after notice of partial termination is given, termination of RJRTC’s exclusive manufacturing rights with respect to the affected Cigarette brand family shall become effective not less than three (3) months, nor more than twelve (12) months, from the date of BATUS Japan’s notice as designated by BATUS Japan in such notice (the “Workout Period”). During such Workout Period, BATUS Japan shall continue to order Products in the affected Cigarette brand family exclusively from RJRTC, but shall be allowed to have test Products in that Cigarette brand family manufactured by alternative sources for purposes of qualifying such alternative manufacturers.
          (iii) Termination of the Entire Agreement for Persistent Failure to Meet Specifications. Notwithstanding any other remedy available to BATUS Japan under this Agreement, BATUS Japan shall be entitled (but not required) to terminate the entire Agreement for cause without allowing the cure period provided for other material breaches of contract as provided in Sub-Section 4.2(c)(iv) if, over any twelve (12) month period, pursuant to the remedies available under Sub-Section 3.4, BATUS Japan rejects and RJRTC is required to replace twenty percent (20%) or more of the total Product volume manufactured under this Agreement based on the failure of such Products to meet the required Specifications. After the effective date of such termination BATUS Japan may have Products manufactured by any other Person, free from RJRTC’s exclusive manufacturing rights stated in Sub-Section 2.1.
BATUS Japan must invoke its termination rights under this Sub-Section 2.17(d)(iii) by written notice to RJRTC within thirty (30) calendar days of the accrual of such right or such right of termination shall be waived with respect to the applicable material breach. Further, after notice of termination is given, the Agreement’s termination shall become effective not less than three (3) months, nor more than twelve (12) months, from the date of BATUS Japan’s notice as designated by BATUS Japan in such notice (the “Workout Period”). During such Workout Period, BATUS Japan shall continue to order Products exclusively from RJRTC, but shall be allowed to have test Products manufactured by alternative sources for purposes of qualifying such alternative manufacturers.
          (iv) Termination of the Entire Agreement For Failure to Meet Required On Time/In Full Delivery Percentage. RJRTC must maintain at least an eighty percent (80%) On Time/In Full Delivery Percentage based on a rolling twelve (12) month assessment period. RJRTC’s failure to maintain at least an eighty percent (80%) On Time/In Full Delivery Percentage based on a rolling twelve (12) month assessment period shall constitute material breach of contract by RJRTC, entitling (but not requiring) BATUS Japan to terminate the entire Agreement for cause without allowing the cure period provided for other material breaches of contract as provided in Sub-Section 4.2(c)(iv). After the effective date of such termination BATUS Japan may have Products manufactured by any other Person, free from RJRTC’s exclusive manufacturing rights stated in Sub-Section 2.1.
BATUS Japan must invoke its termination rights under this Sub-Section 2.17(d)(iv) by written notice to RJRTC within ninety (90) calendar days of the accrual of such right or such right of termination shall be waived with respect to the applicable material breach. Further, after notice of termination is given, the Agreement’s termination shall become effective one (1) year from the date of BATUS Japan’s notice. During such one (1) year period, BATUS Japan shall continue to order Products exclusively from RJRTC, but shall be allowed to have test Products manufactured by alternative sources for purposes of qualifying such alternative manufacturers.
2.18 Contingency Manufacturing Plans; Alternative Source of Supply. RJRTC shall maintain and, upon the request of BATUS Japan, disclose to BATUS Japan contingency manufacturing plans which have been prepared or entered by RJRTC to ensure that Products can be manufactured and supplied to BATUS Japan in accordance with this Agreement should RJRTC suffer a loss or damage to its manufacturing facilities or any other interruption to, or interference with, RJRTC’s ability to manufacture Products. Further, in the event that during the Term of this Agreement, RJRTC becomes unable to provide Product to BATUS Japan in accordance with the terms and conditions of this Agreement and in accordance with the volumes placed by BATUS Japan through its Purchase Orders, then RJRTC shall cooperate with BATUS Japan towards arranging an alternative supply of Product for BATUS Japan as quickly as possible and always in compliance with applicable Trade Restrictions (if any).
2.19 Title and Risk. In accordance with Sub-Section 2.17(a), risk of loss to Products shall pass to BATUS Japan once the Products pass Outside the Jurisdiction of the U.S.A. Title to Products shall likewise transfer to BATUS Japan once the Products pass Outside the Jurisdiction of the U.S.A. and BATUS Japan shall own the Products free and clear of any liens, claims, security interest or other encumbrances of any nature.
2.20 Additional Services. Upon written request by BATUS Japan, RJRTC may, at RJRTC’s sole discretion, provide certain additional services subject to compliance with applicable laws, including Trade Restrictions (if any). The Parties shall negotiate in good faith towards arriving at a separate agreement setting forth terms and conditions by which RJRTC shall provide such services for BATUS Japan, and by which BATUS Japan shall pay RJRTC for such services.
2.21 Incorporation of Existing Guidelines and Collateral Agreements. Certain existing guidelines pertaining to matters including capital expenditures, the pricing of new products, specification changes and the sourcing of novelty items, and certain agreements relating the procurement, funding and allocation of materials and equipment for the manufacture of Capsule Cigarettes, the maintenance of materials inventories and the disclosure of information concerning ingredients, as more specifically identified in

Schedule “E” of this Agreement and set forth in the Appendices attached thereto, are expressly incorporated into and made a part of this Agreement. All references therein to the Original Agreement shall hereafter be regarded as references, mutatis mutandis, to this Agreement. In the event of any inconsistency between any provisions of this Agreement and any provisions in any of the guidelines incorporated by reference pursuant to the above and Schedule “E”, this Agreement shall prevail.
SECTION 3
COMMERCIAL TERMS
3.1 Pricing.
     (a) Product Base Pricing for Contract Year 2010. For Products manufactured pursuant to Purchase Orders issued by BATUS Japan between the Execution Date and the end of Contract Year 2010, RJRTC shall charge and BATUS Japan shall pay the Product Base Prices established in Schedule “F”. In relation to Products manufactured pursuant to Purchase Orders issued by BATUS Japan between the Effective Date and the Execution Date the Product Base Prices established in Schedule “F” will be applied retroactively and, as soon as reasonably practicable, the Parties shall carry out a reconciliation of actual prices paid against prices that would have been paid had the Product Base Prices established in Schedule “F” been applied to all such Purchase Orders and to reflect any price changes that result from mutually agreed Specification changes and which are in accordance with Sub-Section 2.3(d). Within ten (10) days following such reconciliation a corresponding adjustment payment shall be made from RJRTC to BATUS Japan. In addition, RJRTC shall be allowed to recover and BATUS Japan shall pay the actual costs incurred by RJRTC resulting from any new fees, duties, taxes, and/or levies that are not in existence or imposed as of the Execution Date by any Governmental Authority applicable to RJRTC’s manufacture in the U.S.A. and/or export of Product to the Territory.
     (b) Product Pricing Increases and Decreases for Contract Year 2011 through Contract Year 2014. For Contract Year 2011 through Contract Year 2014, the prices chargeable for Products manufactured under this Agreement shall increase or decrease, as the case may be, over or under the prices chargeable in the immediately preceding Contract Year by the percentage change in: (i) the PPI in effect for September of the immediately preceding Contract Year from (ii) the PPI in effect for September of the Contract Year prior to the immediately preceding Contract Year. Notwithstanding the foregoing, and regardless of the actual change in PPI over the applicable period, Product price increases or decreases shall be capped at six percent (6.0%) from those charged in the immediately preceding Contract Year. By way of example only, and subject to the six percent (6.0%) cap stated above, the Product prices chargeable for Contract Year 2012 shall increase or decrease from prices in effect for Contract Year 2011 by the percentage increase or decrease in PPI between September 2010 and September 2011.
In addition to the foregoing, RJRTC shall be allowed to recover and BATUS Japan shall pay the actual costs incurred by RJRTC resulting from any new fees, duties, taxes, and/or levies that are not in existence or imposed as of the Execution Date by any Governmental Authority applicable to RJRTC’s manufacture in the U.S.A. and/or export of Product to the Territory.
Once Product pricing is established for a Contract Year, RJRTC shall prepare and the Parties shall mutually execute a revised Schedule “F” governing the Product pricing for the Contract Year in question which shall automatically be incorporated into this Agreement without further action by the Parties.
     (c) [Intentionally Left Blank].
3.2 Invoices. RJRTC shall invoice BATUS Japan (or, where applicable, RFEBV) monthly for all Products shipped by RJRTC during the applicable month. BATUS Japan’s obligation to make payment shall accrue once title and risk of loss to the applicable Products pass to BATUS Japan. Such invoices shall be due and payable by BATUS Japan (or RFEBV) twelve (12) calendar days after the last calendar day of the month following the month of shipment from RJRTC’s manufacturing facilities.
3.3 Payments. All payments to RJRTC shall be by wire transfer of funds to RJRTC’s bank account (or accounts) as clearly designated from time to time in RJRTC’s invoice, or as otherwise specified by RJRTC and agreed upon by the Parties. RJRTC’s current payment instructions are set forth in Schedule “D” of this Agreement. All payments made to RJRTC shall be in U.S.A. Dollars. Payments to RJRTC in accordance with Sub-Section 3.2 are without prejudice to any rights BATUS Japan may have for any reason whatsoever, and any liability of RJRTC for breach of this Agreement shall not be terminated or reduced by reason of such payment.
3.4 Rejected Products. RJRTC shall ensure that the Products it manufactures for BATUS Japan comply with the Specifications of BATUS Japan as have been confirmed between the Parties and with all Packaging, Carton and Case marking requirements as provided hereunder. BATUS Japan may reject any Product that, as of the time the Product passes “across the ship’s rail,” does not comply with the applicable Specifications and/or Packaging, Carton or Case marking requirements as are current upon manufacture within one hundred and twenty (120) calendar days after arrival of the Products in the Territory. In such case, BATUS Japan’s written notice of rejection to RJRTC shall state in commercially reasonable detail the Products which BATUS Japan deems non-compliant, the Purchase Order pursuant to which those Products were manufactured and the Specification defects and/or Packaging, Carton or Case marking requirements which BATUS Japan believes were not fulfilled. BATUS Japan shall bear the burden to demonstrate Product non-compliance as of the time the Product passes “across the ship’s rail.” Within ten (10) business days of receipt of a notice of rejection, RJRTC may contest such rejection and provide documentation and other evidence relating to the quality assurance measures taken with respect to the rejected Products and any other matters relating to the compliance of the Products at issue. Thereafter, the Parties shall confer in good faith to resolve the controversy.

If any Product is finally deemed to be non-compliant, such non-compliant Product will be, at RJRTC’s option and expense, either returned to RJRTC or destroyed. If returned to RJRTC in the U.S.A., BATUS Japan shall provide necessary reference information to allow RJRTC to receive such returned Product without being required to incur the expense of applicable U.S.A. customs duties or U.S.A. excise taxes.
In the event of any such rejection, RJRTC shall replace such non-complying Products with complying Products as soon as possible at no additional charge to BATUS Japan. RJRTC shall bear all reasonable costs incurred by BATUS Japan in inspecting and disposing of or returning the non-complying Products, as well as the full costs of shipping complying Products to the Territory via air freight shipment, including applicable insurance. If non-complying Product returned to RJRTC is destroyed by RJRTC, RJRTC will provide documentary evidence of such destruction to BATUS Japan.
3.5 Audit Rights of BATUS Japan. RJRTC shall maintain accurate and complete records including, but not limited to, correspondence, instructions, receipts, quality assurances records, Specifications, Purchase Orders, Non-Tobacco Component and Tobacco Material procurement records, warehousing records and cost data, export records, transportation records and cost data, other manufacturing cost records and data, and similar documents and data relating to BATUS Japan’s order and receipt of Products from RJRTC and RJRTC’s production and delivery of Products for BATUS Japan. RJRTC shall keep such records in sufficient detail to enable BATUS Japan to determine or verify raw materials inventories, process conditions and quality controls for Products supplied pursuant to each Purchase Order. BATUS Japan shall likewise have the right to review and audit RJRTC’s records (a) relating to projected and actual Product costing increases or decreases derived from changes in Specifications made pursuant to the procedures set forth above in Sub-Section 2.3 and (b) relating to RJRTC’s projected and actual cost of raw materials to enable it to verify the raw material costs referred to in Sub-Section 4.4(d).
RJRTC shall keep such records for a period of time as determined by its normal document retention policies, but in any event not less than eighteen (18) months after the date of the transaction to which those records relate, or longer if required by law. RJRTC shall permit BATUS Japan to examine RJRTC’s records and its facilities from time to time (during regular business hours and upon not less than five (5) business days written notice) to the extent necessary for BATUS Japan to make the foregoing determinations and verifications, and such examination shall be made at the expense of BATUS Japan either by its employees (or those of its Affiliates) or by an independent auditor appointed by BATUS Japan who shall report to BATUS Japan those matters associated with such examination.
3.6 Audit Rights of RJRTC. BATUS Japan shall maintain (or cause to be maintained) accurate and complete records including, but not limited to, those relating to the ordering, exportation, transport, handling, importation, receipt, inspection, storage and distribution of Products manufactured under this Agreement. BATUS Japan shall keep such records in sufficient detail to enable RJRTC to evaluate, determine or verify any claim by BATUS Japan that Products do not meet Specifications or are not delivered On Time/In Full. BATUS Japan shall keep such records for a period of time as determined by its normal document retention policies, but in any event not less than eighteen (18) months after the date of the transaction to which those records relate, or longer if required by law. BATUS Japan shall permit RJRTC to examine BATUS Japan’s records from time to time (during regular business hours and upon not less than five (5) business days written notice) to the extent necessary for RJRTC to make the foregoing evaluations, determinations and verifications, and such examination shall be made at the expense of RJRTC either by its employees (or those of its Affiliates) or by an independent auditor appointed by RJRTC who shall report to RJRTC those matters associated with such examination.
BATUS Japan shall likewise maintain (or cause to be maintained) the information relating to the Manufacturing Costs (to be provided by BATUS Japan to RJRTC pursuant to Sub-Section 4.4(b)) and BATUS Japan shall permit RJRTC to examine such information on the terms referred to above.
3.7 Insurance and Transportation Costs. Costs of insurance and transport shall be paid in accordance with Sub-Section 2.17. Further, BATUS Japan shall be responsible for all customs duties, excise taxes, and like fees and expenses due as a result of import of Products to the appropriate jurisdiction within the Territory.
SECTION 4
TERM, GENERAL TERMINATION, EXTENSION
4.1 Term of the Agreement. This Agreement shall be effective upon the Effective Date and shall remain in effect until December 31, 2014 unless (a) terminated earlier by either Party pursuant to its terms and conditions or (b) extended in accordance with Sub-Section 4.4 (in which case the foregoing reference to December 31, 2014 shall be deemed to refer to the last day of the extended term).
4.2 General Termination.
     (a) Mutual. The Parties may mutually agree in writing at any time to terminate this Agreement.
     (b) By BATUS Japan. BATUS Japan shall have those rights of partial and complete termination for cause as provided in Sub-Section 2.17(d)(i), (ii), (iii) and (iv).
     (c) By Either Party. Either Party may terminate this Agreement at any time upon written notice to the other if:
          (i) Voluntary bankruptcy or a petition for involuntary bankruptcy of the other Party is not dismissed within a period of sixty (60) calendar days of its filing, in which case the termination shall become effective immediately upon the non-terminating

Party’s receipt of notice of termination from the terminating Party or at such later date as specified in the termination notice;
          (ii) The other Party ceases to pay its debts as they mature in the ordinary course of business, or makes an assignment for the benefit of its creditors, in which case the termination shall become effective immediately upon the non-terminating Party’s receipt of notice of termination from the terminating Party or at such later date as specified in the termination notice;
          (iii) A receiver is appointed for the other Party or its property, in which case the termination shall become effective immediately upon the non-terminating Party’s receipt of notice of termination from the terminating Party or at such later date as specified in the termination notice; or
          (iv) The other Party is in material breach of any material term of this Agreement and the breaching Party fails to cure such breach within thirty (30) calendar days of receipt of notice of breach from the other Party, or if such breach is not reasonably capable of cure within such thirty (30) calendar day period, such breaching Party fails to cure the breach within ninety (90) calendar days of receipt of notice of breach from the other Party. The terminating Party must invoke its rights of termination under this Sub-Section 4.2(c)(iv) by written notice to the breaching Party within thirty (30) calendar days of the accrual of such right or such right of termination shall be waived with respect to the applicable material breach. Further, after notice of termination is given, termination of the Agreement shall become effective one (1) year after the date of the terminating Party’s notice of termination. During such period, BATUS Japan shall continue to order Products exclusively from RJRTC, but shall be allowed to have test Products manufactured by alternative sources for purposes of qualifying such alternative manufacturers.
     (d) Automatic Termination. This Agreement shall automatically terminate on the date being twelve (12) months after the first to occur of the following events:
          (i) RJRTC shall cease to be a direct or indirect wholly owned subsidiary of RAI;
          (ii) a Person, including B.A.T., is or becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding securities ordinarily having the right to vote at elections of directors of RAI (the “RAI Voting Power”);
          (iii) individuals who constituted the Board of Directors of RAI (or who have been designated as Directors of RAI in accordance with Section 1.09 of the BCA) as of July 30, 2004 (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a Director of RAI subsequent to such date whose election, or nomination for election by RAI’s shareholders, was (A) approved by a vote of at least three-quarters (3/4) of the Directors comprising the Incumbent Board, including at least one (1) Investor Director (as such term is defined in the Governance Agreement) who is a B.A.T. Group executive (either by a specific vote or by approval of the proxy statement of RAI in which such person is named as a nominee of RAI for Director) or (B) made in accordance with Section 2.01 of the Governance Agreement, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board of Directors of RAI, shall be, for purposes of this paragraph (iii), considered as though such individual were a member of the Incumbent Board; and
          (iv) the consummation of (A) a merger or consolidation of RAI other than where the following clauses (a) and (b) are satisfied: (a) where such transaction is with a wholly owned subsidiary or would result in the voting securities of RAI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of RAI, such surviving entity, or the direct or indirect parent of such surviving entity outstanding immediately after such merger or consolidation and (b) so long as B&W’s Percentage Interest (as such term is defined in the Governance Agreement) is at least 32% immediately prior to such transaction, immediately following such transaction no other Person beneficially owns a greater percentage of the RAI Voting Power, or the combined voting power of the voting securities of the surviving entity, or the direct or indirect parent of such surviving entity, than B.A.T. and its Affiliates, or (B) a sale, lease, transfer or other disposition of the majority of the operating assets of RAI and its subsidiaries taken as a whole, or RJRTC and its subsidiaries taken as a whole, in a single transaction or a series of related transactions, other than any such transaction(s) where the following clauses (x) and (y) are satisfied: (x) the transferee of the assets is a wholly owned subsidiary of the transferor or an entity more than fifty percent (50%) of the combined voting power of the voting securities of which is represented by voting securities of RAI outstanding immediately prior to the transaction and (y) so long as B&W’s Percentage Interest (as such term is defined in the Governance Agreement) is at least 32% immediately prior to such transaction, immediately following such transaction no other Person beneficially owns a greater percentage of the RAI Voting Power, or the combined voting power of the voting securities of the surviving entity, or the direct or indirect parent of such surviving entity, than B.A.T. and its Affiliates.
4.2A Pre-Termination Actions.
     (a) Transition Co-operation.
          Commencing on (a) the date being eighteen (18) months prior to the expected termination of this Agreement or (b) where the Parties have less than eighteen (18) months’ advance notice of the termination of this Agreement, on the Parties becoming aware that the Agreement is expected to terminate within eighteen (18) months (including by virtue of a reasonable possible occurrence of an event of the type set out in Sub-Sections 4.2(d)), until the date of termination of this Agreement (the “Termination

Migration Period”), the Parties shall work together in good faith with a view to achieving an orderly transition of the manufacturing arrangements to such facilities and such Persons as BATUS Japan may specify due to the termination of this Agreement. During the Termination Migration Period: (a) as soon as reasonably practicable, BATUS Japan shall submit to RJRTC a draft migration plan to assist in the orderly transfer of the relevant manufacturing arrangements, which the Parties shall discuss and seek to agree as soon as reasonably practicable thereafter; (b) RJRTC shall provide to BATUS Japan all reasonable assistance and co-operation to transfer production including enabling BATUS Japan to carry out consumer product and other relevant tests; and (c) RJRTC shall provide to BATUS all blend recipes, Bills of Materials and Specifications and will identify other Intellectual Property relating to the Products (and relevant Cigarette brand families) being manufactured by RJRTC at the relevant time.
          The above shall apply irrespective of the reason for termination of this Agreement and irrespective of whether this Agreement is extended in accordance with Sub-Section 4.4.
     (b) Volumes in final twelve (12) months of Term.
          In connection with the transition of manufacturing arrangements contemplated by Sub-Section 4.2(A)(a), the Parties shall work together in good faith so as not to disadvantage RJRTC in respect of the volume of Products which it is entitled to manufacture under this Agreement in the twelve (12) months prior to its termination. Further, the Parties acknowledge that the migration plan referred to in Sub-Section 4.2A(a) may entail RJRTC manufacturing certain Products beyond the termination of this Agreement, on such terms as may be agreed by the Parties.
          The above shall apply irrespective of the reason for termination of this Agreement and irrespective of whether this Agreement is extended in accordance with Sub-Section 4.4.
     (c) Costs.
          For the avoidance of doubt, except as provided in Sub-Sections 4.2A(d) and 4.3(b)and except for unavoidable costs incurred by RJRTC in relation to writing off inventory of raw materials used exclusively in the manufacture and/or packaging of Products, RJRTC shall not be entitled to charge BATUS Japan any fees or seek any costs from BATUS Japan in relation to the transfer of manufacturing arrangements contemplated by this Sub-Section 4.2A.
          The above shall apply irrespective of the reason for termination of this Agreement and irrespective of whether this Agreement is extended in accordance with Sub-Section 4.4.

     (d) Surplus Equipment.
          The Parties shall discuss in good faith the possible acquisition by BATUS Japan, on such terms as the Parties may agree, of any Surplus Equipment on the termination of this Agreement. By no later than (a) the date being twelve (12) months prior to the expected termination of this Agreement or (b) where the Parties have less than twelve (12) months’ advance notice of the termination of this Agreement, on the Parties becoming aware that the Agreement is expected to terminate within twelve (12) months, RJRTC shall provide BATUS Japan with details of all Surplus Equipment.
          The above shall apply irrespective of the reason for termination of this Agreement and irrespective of whether this Agreement is extended in accordance with Sub-Section 4.4.
4.3 Effect of Termination.
     (a) Actions by RJRTC. Upon termination of this Agreement, RJRTC shall:
          (i) Deliver to BATUS Japan or its designee all raw materials, finished Products, and/or specialized manufacturing equipment that have been, or must be, paid for by BATUS Japan in accordance with this Agreement;
          (ii) Execute all documents and take all actions reasonably necessary to enable BATUS Japan to carry out its obligations to customers, and make commercially reasonable efforts to cooperate with BATUS Japan in making the necessary transition;
          (iii) Make commercially reasonable efforts to cooperate with BATUS Japan in the preparation of a final accounting; and
          (iv) Stop producing Product, except as the Parties may agree at the time in writing.
     (b) Actions by BATUS Japan. Upon the effective date of termination of this Agreement, BATUS Japan shall promptly pay RJRTC for such Products in accordance with Sub-Section 3.1, together with any other amounts that are due and owing by BATUS Japan to RJRTC. BATUS Japan also shall promptly pay RJRTC for such unique raw materials that RJRTC has purchased, in accordance with Sub-Sections 2.3, 2.11 and 4.4(e), to produce Products for BATUS Japan and such raw materials shall be shipped to BATUS Japan or its designee at BATUS Japan’s expense. If a written agreement for reimbursement of identified capital costs exists between the Parties, BATUS Japan also shall promptly pay RJRTC for such identified capital expenditures and commitments that RJRTC has made on behalf of BATUS Japan and for which RJRTC has not been paid as of the effective date of termination.
     (c) Wind-Up Payment by BATUS Japan. Upon the effective date of any termination of this Agreement by BATUS Japan, RJRTC shall be reimbursed by BATUS

Japan for all reasonable costs incurred and non-cancelable commitments made in the performance of this Agreement for which BATUS Japan has expressly agreed in writing to be responsible. In such an event, RJRTC shall take steps to minimize any amount for which BATUS Japan may be responsible.
4.4 Possible Extension of Term.
     (a) Option to Extend Term.
          Unless either Party shall have terminated this Agreement prior to December 31, 2014 in accordance with its terms, RJRTC shall have a one-time option to extend the Term in accordance with this Sub-Section 4.4.
     (b) Criteria and Process for any Extension of the Term.
          From June 30, 2012, upon request, RJRTC shall provide to BATUS Japan all blend recipes, Bills of Materials and Specifications and will identify other Intellectual Property relating to the Products (and relevant Cigarette brand families) being manufactured by RJRTC at that time.
          Prior to June 30, 2013 (but not earlier than May 31, 2013) BATUS Japan shall provide RJRTC with written notice of (a) the Manufacturing Costs; (b) a good faith estimate of the quantity of Products (on a brand family by brand family basis) that it would require RJRTC to manufacture, should the Term be extended, over the 36 month period commencing on January 1, 2015; and (c) to the extent not already in the possession of RJRTC, expected Specifications for the Products referred to in (b) (the “Manufacturing Costs Notice”).
          Within forty-five (45) calendar days of receiving the Manufacturing Costs Notice RJRTC shall provide BATUS Japan with written notice indicating whether or not it elects to extend the Term (the “Extension Response Notice”); provided, however, that RJRTC shall only be able to elect to extend the Term if (a) RJRTC states in its Extension Response Notice that it is willing and able to charge BATUS Japan for Products to be manufactured pursuant to Purchase Orders issued by BATUS Japan during any extension period a fixed price (to apply regardless of SKU) which is not more than the Manufacturing Costs (as specified in the Manufacturing Costs Notice) plus the cost of raw materials as provided in Sub-Section 4.4(d) (b) RJRTC confirms in the Extension Response Notice that it can fully comply with all BATUS Japan’s Product requirements (as specified or referred to in the Manufacturing Costs Notice) and (c) RJRTC is, and has been, in all material respects, meeting all of its obligations under this Agreement, including as to Product quality ((a), (b) and (c) being the “Extension Criteria”). If RJRTC fails to provide an Extension Response Notice in accordance with this Sub-Section 4.4(b) (including within the time specified above and satisfying all the Extension Criteria) it shall be deemed to have chosen not to extend the Term and this Agreement shall automatically terminate as scheduled on December 31, 2014. RJRTC shall also provide, within any Extension Response Notice, details of its estimated raw materials costs (based on costs at the time of providing any Extension Response Notice) that would apply during any extension of the Term.
     (c) Extension Period.
          Provided RJRTC meets all of the Extension Criteria, it shall be entitled to extend the Term for a period of 12, 24 or 36 months, in each case from December 31, 2014, as RJRTC specifies in the Extension Response Notice (the “Extension Period”). If the Term is extended, this Agreement shall automatically terminate on the expiration of the Extension Period with no further option to extend.
     (d) Product Pricing during Extension Period.
          In the event of an extension of the Term in accordance with this Sub-Section 4.4, for Products manufactured pursuant to Purchase Orders issued by BATUS Japan during the Extension Period, RJRTC shall charge and BATUS Japan shall pay (a) in relation to the manufacturing cost component, the fixed price specified in the Extension Response Notice, regardless of SKU (which, for the avoidance of doubt: (i) will be not more than the Manufacturing Costs; and (ii) includes all labor costs) and (b) in relation to raw materials acquired in accordance with Sub-Sections 2.3, 2.11 and 4.4(e), the actual cost incurred by RJRTC in acquiring the raw materials necessary for the manufacture of Products which are the subject of a Purchase Order, plus a mark-up of not more than ten percent (10%). No further amounts shall be charged to or payable by BATUS Japan for such Products. For the avoidance of doubt, during the Extension Period, no change to the price payable for Products shall be made on account of any change in the PPI. Prior to the start of any Extension Period the Parties shall agree on the basis on which raw materials costs will be charged to BATUS Japan in any Extension Period (subject to (b) above).
     (e) Purchase/Supply of Materials during Extension Period.
          During the Extension Period, BATUS Japan may from time to time (a) direct RJRTC to purchase particular raw materials (including but not limited to, Tobacco Materials, Non-Tobacco Components, and Packaging materials) from specific sources and/or suppliers, including BATUS Japan or any of its Affiliates (in which case, for the avoidance of doubt, RJRTC shall remain solely responsible for ordering, receiving, storing, maintaining, using, paying for (including the payment of all import duties, fees and internal revenue taxes, if applicable) and disposing of any such raw materials) or (b) supply particular raw materials to RJRTC, and, save where purchasing the relevant raw materials from the specified source and/or supplier or receiving them from BATUS Japan would be contrary to any relevant law or regulation, RJRTC shall purchase the relevant raw materials from the source and/or supplier specified by BATUS Japan or receive them from BATUS Japan (as the case may be). A change of source or supplier in accordance with the above shall be treated as a Specification change proposed by BATUS Japan and the provisions of Sub-Sections 2.3(b) and (d) shall apply (including in relation to resultant pricing changes to reflect any lower raw material costs and/or any change in labor costs due to machinability of the raw materials). To assist BATUS Japan source raw materials on more advantageous trade terms, on request by BATUS Japan, RJRTC shall promptly provide BATUS Japan a then current and a pro forma priced Bill of Materials for the particular Product(s) in question. Where any direction from BATUS Japan pursuant to the foregoing would put RJRTC in breach of any binding contractual arrangement it has in place with other suppliers as at the Execution Date, the Parties shall work together in good faith to resolve such matter.
          Sub-Sections 2.10(a) and (b) shall not apply during any Extension Period.
4.5 Other Agreements. Non-extension or termination of this Agreement for any reason shall have no legal effect upon other projects, activities, collaborations, commercial arrangements or service arrangements that the Parties may have with one another.
4.6 Effect of Non-Extension or Termination. Subject to the provisions of Sub-Section 4.7, on termination of this Agreement as provided in this Section 4, this Agreement will be of no further force and effect, and except as set forth in Sub-Sections 4.2A and 4.3, there will be no liability or obligation on the part of either Party to the other. Non-extension or termination of this Agreement does not impair or extinguish any accrued right, obligation or liability that a Party hereto may have under this Agreement at the time it is terminated.
4.7 Survival. The provisions of Sections and Sub-Sections 1, 3.4, 3.5, 3.6, 5, 6.2, 6.3, 6.4, 6.5, 6.6, 6.8, 6.9, 7.5, 7.6 and 7.10 will continue in effect after expiration or termination of this Agreement.
SECTION 5
CONFIDENTIALITY
5.1 Confidentiality Obligation. During the Term of this Agreement and for a period of five (5) years thereafter, each Party receiving Confidential Information as a “Receiving Party” shall maintain in confidence all Confidential Information disclosed to it by the other Party, as a “Disclosing Party.” Notwithstanding the foregoing, subject to Sub-Section 5.2, each of the Party’s respective obligations of confidentiality with respect to the other Party’s Trade Secrets, including BATUS Japan’s and its Affiliates’ Specifications, shall be perpetual. Neither Party will use, disclose or grant the use of such Confidential Information except as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, the Receiving Party shall obtain prior agreement from its employees, representatives and contracting parties to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those purposes permitted by this Agreement. Each Party, as a Receiving Party, will use at least the same standard of care (but not less than a reasonable standard of care) as it uses to protect its own proprietary and Trade Secret information to ensure that such employees, representatives and contracting parties do not disclose or make any unauthorized use of such Confidential Information. Each Party, as a Receiving

Party, will promptly notify the other upon discovery of any unauthorized use or disclosure of Confidential Information. The Receiving Party shall be responsible to the Disclosing Party for any loss of Confidential Information of the Disclosing Party or breach of the provisions of this Sub-Section 5.1 by any employee, representative or contracting party of the Receiving Party.
5.2 Exceptions. The obligations of confidentiality contained in Sub-Section 5.1 will not apply to the extent that it can be established by the Receiving Party by competent proof that such Confidential Information:
     (a) Was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of receipt from the Disclosing Party;
     (b) Was generally available to the public or otherwise part of the public domain at the time of its receipt from the Disclosing Party;
     (c) Becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;
     (d) Was received by the Receiving Party, other than under an obligation of confidentiality, by a third Person lawfully in possession of the information; or
     (e) Was independently developed by the Receiving Party, without reference or access to any Confidential Information of the Disclosing Party.
5.3 Authorized Disclosure. Each Party (and third Persons as applicable) may disclose Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with court orders, or complying with applicable governmental regulations, provided that if such Party is required to make any such disclosure of Confidential Information it will to the extent practicable give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information required to be disclosed.
SECTION 6
WARRANTIES, REPRESENTATIONS, COVENANTS AND INDEMNITY
6.1 Warranties and Disclaimer of Warranties. RJRTC WARRANTS THAT PRODUCTS MANUFACTURED AND PACKAGED PURSUANT TO THIS AGREEMENT SHALL BE FREE FROM DEFECTS IN MATERIALS AND WORKMANSHIP, AND SUCH PRODUCTS SHALL BE MANUFACTURED, PACKAGED AND SHIPPED IN CONFORMITY WITH BATUS JAPAN’S SPECIFICATIONS AND THE PACKAGING AND SHIPPING REQUIREMENTS OF THIS AGREEMENT. ANY MEASURES TAKEN TO REMEDY NON-

CONFORMANCE WITH THIS WARRANTY WILL BE AT RJRTC’S SOLE COST AND EXPENSE. SUBJECT TO THE FOREGOING, PRODUCTS SUPPLIED BY RJRTC ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE.
6.2 Limitation of Remedies, Liability and Damages. A PARTY’S LIABILITY FOR DAMAGES FOR BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY; SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW ARE WAIVED. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR BY CONTRACT.
6.3 U.S.A. Statutes and Regulations. BATUS Japan represents and warrants that it is aware of: (a) U.S. Trade Restrictions controlling exports from the U.S.A. and re-exports from third countries of U.S. origin goods, software, and technology, including foreign made goods, software and technology with more than de minimus U.S. content, to Prohibited Countries and Restricted Countries and to Restricted Parties, as well as the restrictions and prohibitions under U.S. trade sanctions on dealings by U.S. persons with such countries and persons, and is further aware that the lists of Prohibited Countries, Restricted Countries, and Restricted Parties may change from time to time; (b) Antiboycott Laws; and (c) the Foreign Corrupt Practices Act.
6.4 Compliance with Laws. In performance of their respective obligations under this Agreement, RJRTC and BATUS Japan each shall comply with, and shall ensure that their respective employees and Affiliates shall comply with, all laws, regulations, agreements, licenses and consents applicable to or otherwise relating to the subject matter of this Agreement, including those referenced in Sub-Section 6.3. Without limitation to the foregoing, the Parties represent and warrant that they shall not transfer, provide, resell, export, re-export, distribute, or dispose of any Product or component thereof or any related technology or technical data, directly or indirectly, without first obtaining all necessary written consents, permits and authorizations and completing such formalities as may be required by any applicable laws, rules and regulations. BATUS Japan shall not sell or otherwise provide Products to any Person that BATUS Japan knows, believes or has reason to believe will take any action which, if done by BATUS Japan, would constitute a violation of any of the terms and conditions of this Agreement.
6.5 Product for Export Only. Except for limited quantities of Product manufactured for testing purposes only, the Parties each represent and warrant that Products produced by RJRTC for BATUS Japan in accordance with this Agreement are intended to be manufactured in the U.S.A. solely for lawful export from the U.S.A. and for sale only within the Territory in accordance with the laws of the Governmental Authority within each relevant country within the Territory. RJRTC will not provide Product manufactured for BATUS Japan to any third Person, without BATUS Japan’s prior written consent. BATUS Japan will not in any way transport, or cause to be transported, Product to any country outside of the Territory for use, distribution or sale.
6.6 Export Laws. No equipment, computer software, technology or information obtained by one Party from the other, and no Product or component thereof, will be made available or re-exported, directly or indirectly, except in compliance with all applicable export laws and regulations.
6.7 BATUS Japan’s Duty to Inspect. BATUS Japan or its designees shall be solely responsible for inspecting all Specifications of Products to be produced by RJRTC in order to ensure that each such Product is in compliance with all applicable laws of the relevant Governmental Authority of the Territory into which the Product is intended to be shipped or sold. BATUS Japan or its designees shall be solely responsible for giving RJRTC full and complete instructions to ensure that all Packaging, Cartons and Cases are appropriately marked with relevant health warnings (if applicable) and other relevant markings mandated by relevant Governmental Authority, whether within the U.S.A., the Territory or elsewhere.
6.8 BATUS Japan’s Indemnity Obligations.
     (a) In General. BATUS Japan will indemnify, defend and hold harmless RJRTC, its Affiliates and their respective current and former officers, directors, employees, representatives and agents (each an “RJRTC Indemnified Party”) from and against any and all losses, damages, claims, liabilities, demands, assessments, judgments, settlements, compromises and related costs and expenses (including without limitation reasonable attorneys’ fees and costs) (collectively, “Damages”) resulting from demands, actions, suits or proceedings initiated by any third Person (including any Governmental Authority) and arising out of:
          (i) A material breach of the obligations of BATUS Japan under this Agreement; or
          (ii) The marketing, advertising, distribution or sale by BATUS Japan or its Affiliates of any Products, including any Damages which relate to any claimed adverse health effects or health risks relating to the use of such Products.
     (b) Exceptions. Notwithstanding Sub-Section 6.8(a), BATUS Japan shall not be required to indemnify any RJRTC Indemnified Party for any portion of Damages to which such RJRTC Indemnified Party may become subject to the extent (but only to the extent) they relate to, result from or arise out of:
          (i) The failure of RJRTC to comply with its obligations under this Agreement;

          (ii) The negligence or willful misconduct or willful failure to act of RJRTC; or
          (iii) RJRTC’s failure to produce Products meeting the required Specifications and/or to comply with the Packaging and shipment requirements of this Agreement.
     (c) Notice. RJRTC shall give BATUS Japan prompt written notice of any claim or suit that may be brought directly against RJRTC or any other RJRTC Indemnified Party by a third Person, and BATUS Japan shall thereafter be entitled to employ counsel, control the defense of, and settle or compromise, such claim or suit.
6.9 RJRTC’s Indemnity Obligations.
     (a) In General. Subject to Sub-Section 6.1, RJRTC will indemnify, defend and hold harmless BATUS Japan, its Affiliates and their respective current and former officers, directors, employees, representatives and agents (each a “BATUS Japan Indemnified Party”) from and against all Damages resulting from demands, actions, suits, or proceedings initiated by any third Person (including any Governmental Authority) and arising out of material breach of the obligations of RJRTC under this Agreement including, but not limited to, RJRTC’s failure to produce Products meeting the required Specifications and/or to comply with the Packaging and shipment requirements of this Agreement.
     (b) Exceptions. Notwithstanding Sub-Section 6.9(a), RJRTC shall not be required to indemnify any BATUS Japan Indemnified Party for any portion of Damages to which such BATUS Japan Indemnified Party may become subject, to the extent (but only to the extent) they relate to, result from or arise out of:
          (i) The failure of BATUS Japan to comply with its obligations under this Agreement; or
          (ii) The negligence or willful misconduct or willful failure to act of BATUS Japan.
     (c) Notice. BATUS Japan shall give RJRTC prompt written notice of any such claim or suit that may be brought directly against BATUS Japan or any other BATUS Japan Indemnified Party by a third Person, and RJRTC shall thereafter be entitled to employ counsel, control the defense of, and settle or compromise, such claim or suit.
6.10 BATUS Japan’s Exclusive Supplier for Product. BATUS Japan represents and warrants that as of the Effective Date, it has not entered into any agreement with any third Person that obligates BATUS Japan to purchase any Product subject to this Agreement from any third Person, which Product is subject to BATUS Japan’s obligations to RJRTC regarding BATUS Japan’s appointment of RJRTC to exclusively provide BATUS Japan’s requirements of American-blend Cigarettes during the Term of this Agreement.
6.11 BATUS Japan’s Right to Intellectual Property. BATUS Japan represents and warrants that it (or its Affiliate, RFEBV) has the right to use all Intellectual Property associated with the Products, including Trademarks, in the relevant countries in the Territory. RJRTC shall obtain no rights with respect to Intellectual Property owned by BATUS Japan or its Affiliates as a result of this Agreement.
SECTION 7
MISCELLANEOUS
7.1 Further Assurances. Each Party agrees to enter into or execute, or procure the entering into or execution, of such agreements, assignments or further assurances, or do such other acts as the other Party may reasonably request to carry out the terms and conditions of this Agreement.
7.2 Waiver. No waiver by either Party of any of the provisions of this Agreement will be effective unless explicitly set forth in writing and executed by that Party. Any waiver by either Party of a breach of this Agreement will not operate or be construed as a waiver of any subsequent breach.
7.3 Relationship of the Parties. RJRTC and BATUS Japan shall be and shall remain independent contractors, and this Agreement shall not be construed as establishing a general agency, employment, partnership, or joint venture relationship between BATUS Japan and RJRTC. Neither Party shall have the authority to make any statements, representations or commitments of any kind (whether express or implied), or to take any action, which shall be binding on the other or create any liability or obligation on behalf of the other, without the prior written authorization of the other Party to do so.
7.4 Force Majeure. Notwithstanding anything to the contrary herein, neither Party shall be liable to the other for loss, injury, delay, damage or other casualty suffered by such other Party due to any inability to perform any obligation hereunder, and neither Party shall be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term or provision of this Agreement (other than payment of monies due), when such failure or delay is caused by or results from causes beyond the control of the affected Party including, but not limited to, acts of God, fire, flood, storm, earthquake, explosion, epidemic, embargo, war, acts of war (whether war be declared or not), acts of terrorism, insurrection, riot, civil commotion, labor disputes and strikes suffered by third-party suppliers, sub-contractors, or services providers not working in or on RJRTC’s facilities, or acts, omissions or delays in acting by any Governmental Authority (including legislative, administrative, judicial, police or any other official governmental acts). Notwithstanding the foregoing, nothing set forth in this Sub-Section 7.4 shall relieve RJRTC of its obligation to initiate its contingency manufacturing plans as identified pursuant to Sub-Section 2.18.

7.5 Governing Law. The validity, construction and performance of this Agreement shall be governed and interpreted in accordance with the substantive laws of the State of New York, without giving effect to principles of conflicts of laws thereof.
7.6 Dispute Resolution. Any dispute arising out of or concerning the existence, validity, interpretation or performance of this Agreement (“Dispute”) shall be resolved in accordance with the procedures specified in this Sub-Section 7.6, which shall be the sole and exclusive procedures for the resolution of any such Disputes:
     (a) Escalation to the Parties’ Executives. To the extent that Disputes cannot be resolved by the respective personnel of each Party responsible for the administration of this Agreement, the Parties shall attempt in good faith to resolve any such Dispute by negotiation between their respective senior executive officers or representatives who have authority to settle the controversy and who are at a higher level of management than those employees who administer this Agreement on a day to day basis. Such negotiations shall continue either until the controversy is resolved or until one of the Parties initiates the arbitration procedure set forth below in Sub-Section 7.6(b). During the negotiation process, all reasonable requests for information and documents from one Party to the other shall be honored. If, prior to the initiation of an arbitration procedure set forth below in Sub-Section 7.6(b), a Party requests that the Parties engage in a non-binding mediation, the other Party shall consider such request in good faith.
     (b) Arbitration. If a Dispute cannot be resolved pursuant to the negotiation procedures set forth above in Sub-Section 7.6(a) within 45 days of the initial date of negotiations (or such longer period as both Parties agree), then the Dispute shall be resolved by arbitration administered by the American Arbitration Association (“AAA”) and in accordance with its Commercial Arbitration Rules. The decision of the arbitration panel shall be final and binding on the Parties, and the arbitration award may be enforced in any court of competent jurisdiction.
     The arbitration panel shall consist of three members, one to be appointed by each Party and the third arbitrator, who shall preside over the arbitration panel, to be chosen by the two-Party appointed arbitrators. If the responding Party fails to appoint an arbitrator or the two Party-appointed arbitrators fail to appoint the third within the prescribed time periods, then the appointments shall be made by the AAA pursuant to its rules and procedures in effect at the time of the appointments.
     Arbitration may be commenced by any Party by giving written notice setting out the nature of the claim to the other Party and to the AAA pursuant to the rules of the AAA then in existence. Within 15 days of such notice, the Party demanding arbitration shall appoint its arbitrator. Within 15 days of that appointment, the other party shall appoint its arbitrator. Within 15 days after the appointment of both Party-appointed arbitrators, those arbitrators shall appoint the third.
     The situs of the arbitration shall be the State of New York and evidentiary proceedings shall be conducted in New York, New York; however, the panel may conduct proceedings in other locations if the Parties so agree or if necessary for the taking of evidence.
     Each arbitrator shall be impartial.
     Any litigation commenced by either Party (a) in aid of the arbitration; or (b) for injunctive relief to preserve assets, maintain the status quo or prevent any act pending the result of the arbitration, may be commenced only in the federal or state courts in New York, New York. With respect to any litigation, each Party hereby irrevocably consents to the exclusive jurisdiction of such courts and waives any objection to personal jurisdiction of and venue in such courts with respect to such proceedings and waives any claim that such forum is inconvenient.
     In connection with any arbitration hereunder, the arbitration panel shall apply the IBA Rules on the Taking of Evidence in International Commercial Arbitration. The arbitration panel may seek to compel the production of evidence from non-parties.
     The fact of arbitration, the claims and arguments made in the arbitration and any arbitral award shall be confidential and shall not be disclosed to any person other than the Parties and their legal representatives, except as required by law or legal duty or in order to confirm, challenge or enforce the arbitral award. Materials and documents of one Party utilized or produced in connection with the arbitration that are not otherwise public shall be treated as confidential by the other Party and shall not be disclosed or utilized by the other Party other than in the arbitration.
     The arbitration panel is authorized to award monetary damages and to grant injunctive relief, including interim relief pending the final award. Any interim or provisional measures in the form of conservatory or injunctive relief ordered by the arbitration panel shall, to the extent permitted by applicable law, be deemed final arbitration awards for purposes of enforceability. The arbitration panel is not authorized to award punitive or exemplary damages.
     The Parties shall bear their own costs incurred in connection with the arbitration and share equally the costs of administration of the arbitration and the fees and expenses of the arbitration panel.
     (c) Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT.
7.7 [Intentionally Left Blank].
7.8 Severability. If any provision of this Agreement shall be held to be invalid or unlawful, the same shall be deemed to be deleted from this Agreement, but this Agreement shall remain in full force and effect as if the deleted provision had never been contained in it. The Parties shall negotiate in good faith as to the terms of a mutually acceptable and satisfactory provision in place of any deleted provision, and if such terms shall be agreed, this Agreement shall be amended accordingly.
7.9 Amendments. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto. In the event of any conflict between this Agreement and the terms of a Purchase Order, the terms of this Agreement shall govern.
7.10 Notices. Unless otherwise provided in this Agreement, day to day commercial communications may be exchanged by any reasonable means. All material notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to RJRTC, to:	R. J. Reynolds Tobacco Company 401 North Main Street Winston-Salem, North Carolina 27101 Attn: General Counsel
If to BATUS Japan, to:	BATUS Japan, Inc. 103 Foulk Road Suite 117 Wilmington, Delaware 19803 Attn: President
With a Copy to:	Jeffrey P. Clemente, Esq. Tozai Sogo Law Office Kioicho K Bldg. 3-28 Kioicho, Chiyoda-Ku Tokyo, Japan 102-0094
7.11 Entire Agreement. This Agreement contains the entire agreement and understanding between the Parties regarding the subject matter hereof, and supersedes any prior agreement and negotiations between the Parties with respect to the subject matter hereof.
7.12 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective legal successors and assigns. This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligation hereunder be assigned, subcontracted, licensed or transferred by either Party without the other Party’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that either Party may, without the other Party’s prior consent, assign this Agreement and its rights and obligations hereunder to a wholly owned subsidiary or entity under common control with such assigning Party through 100% ownership of the equity interests therein. Any permitted assignee shall assume all the rights and obligations of its assignor under this Agreement. Any assignment in violation of the foregoing shall be null and void.
7.13 No Third Party Beneficiaries. This Agreement is not intended to and shall not be construed to give any Person (other than the Parties signatory hereto and to the extent provided herein, their respective Affiliates), including any employee or former employee, any interest or rights (including, without limitation, any third-party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.
7.14 Counterparts. This Agreement and any amendment may be executed in multiple counterparts, each of which is an original and all which constitute one agreement or amendment, as the case may be, notwithstanding that all of the Parties are not signatories to the original or the same counterpart, or that signature pages from different counterparts are combined, and the signature of any Party to any counterpart is a signature to and may be appended to any other counterpart.
7.15 Schedules and Appendices. The Schedules to this Agreement, including Appendices to those Schedules, form part of this Agreement and, subject to Sub-Section 2.21, the Parties shall act in accordance with their terms at all times during the Term.
     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the Effective Date as defined above.

BATUS JAPAN, INC.
By:	/s/ Teresa Riggs
	Print Name:	Teresa Riggs
	Title:	President

Date:	May 26, 2010
(“BATUS Japan”)

R. J. REYNOLDS TOBACCO COMPANY
By:	/s/ Daniel M. Delen
	Print Name:	Daniel M. Delen
	Title:	President

Date:	05/26/2010 (“RJRTC”)

Schedules to the Agreement:
“A” – Identification of the Territory
“B” – Supplies to Restricted Countries
“C” – BATUS Japan’s Standard Consumer Product Testing Protocols
“D” – RJRTC Payment Instructions
“E” – Existing Guidelines and Agreements Incorporated by Reference (including Appendices 1-9 to such Schedule)
“F” – Product Base Prices